                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-21221


PROSPECTUS SUPPLEMENT
(To Prospectus dated June 16, 1997)

                                  $85,000,000

                               HS RESOURCES, INC.

               9 1/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2006

THE TERMS --

- We will pay interest on the Notes twice a year on May 15 and November 15, beginning on May 15, 1999.

- If we default, your right to payment under the Notes will be junior to our secured debt and our senior debt, equal to our unsecured senior subordinated debt, and senior to our subordinated debt, in each case whether current or future.

- We do not intend to list the Notes on any national securities exchange or on Nasdaq.

- We have the right to redeem the Notes prior to their maturity at a redemption price that is described more fully in this Prospectus Supplement.

SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR SEVERAL FACTORS THAT YOU SHOULD CONSIDER CAREFULLY BEFORE YOU INVEST IN THE NOTES BEING OFFERED BY THIS PROSPECTUS SUPPLEMENT.

                                                              Per Note                    Total
                                                              --------                 -----------
Public Offering Price................................          95.00%                  $80,750,000
Underwriting Discount................................           2.75%                  $ 2,337,500
Proceeds to HS Resources (before expenses)...........          92.25%                  $78,412,500

                          ---------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement or the attached Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ---------------------------

The Notes should be delivered on or about December 11, 1998 through the book-entry facilities of The Depository Trust Company.

                          ---------------------------

                          Joint Book-Running Managers
CHASE SECURITIES INC.                                            LEHMAN BROTHERS
                            ------------------------
                           MORGAN STANLEY DEAN WITTER

December 4, 1998

     IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT.

     WE ARE OFFERING TO SELL THE NOTES ONLY IN PLACES WHERE SALES ARE PERMITTED.

     YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THESE DOCUMENTS.

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary...............................   S-3
Risk Factors................................................   S-6
Ratio of Earnings to Fixed Charges..........................  S-13
Use of Proceeds.............................................  S-13
Description of the Notes....................................  S-14
Material Federal Income Tax Consequences....................  S-50
Underwriting................................................  S-53
Legal Matters...............................................  S-54
Experts.....................................................  S-54
                            PROSPECTUS

Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     3
Disclosure Regarding Forward-Looking Statements.............     3
The Company.................................................     5
Use of Proceeds.............................................     5
Ratio of Earnings to Fixed Charges..........................     5
Description of Debt Securities..............................     6
Description of Preferred Stock..............................    17
Description of Common Stock.................................    20
Description of Warrants.....................................    21
Plan of Distribution........................................    22
Validity of Securities......................................    23
Experts.....................................................    23

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary highlights information contained elsewhere in this Prospectus Supplement or the related Prospectus. It may not contain all of the information that you should consider before investing in the Notes. For a more complete discussion of the information you should consider before investing in the Notes, you should read this entire Prospectus Supplement, including the section entitled "Risk Factors," which sets forth important factors that could affect HS Resources' business, operations and financial results, the related Prospectus and the documents incorporated by reference in the Prospectus.

                                  THE COMPANY

     HS Resources, Inc. is a leading U.S. independent energy company engaged in the development, exploitation, exploration, acquisition, production and marketing of oil and gas. The company has a diversified asset base with activities in three core geographic areas: the D-J Basin, the on-shore area of the Texas-Louisiana Gulf Coast and the Northern Rocky Mountains. The company has an inventory of over 5,000 development, exploitation and exploration opportunities, along with over 1.1 million gross undeveloped acres. The opportunities include development, exploitation and infill drilling, recompletion, wellbore deepening and refracturing projects and exploration projects.

     The D-J Basin provides the majority of the company's proved reserves, production and cash flow. We have been an active participant in the growth of D-J Basin reserves and production since 1982. We are the largest producer of oil and gas in the D-J Basin, where we now operate more than 2,800 of the approximately 4,400 wells in which we own interests. Our net daily production from the D-J Basin is 139,000 Mcf of gas and 6,700 Bbl of oil, and we operate more than 133,800 Mcf per day of gas production. On an annualized basis, the company produces enough gas to supply 25% of the gas demand for the state of Colorado.

     In the Gulf Coast, we have control of approximately 364,000 gross acres and are conducting an active exploration program. We have acquired 770 square miles of 3-D seismic data and are in the process of acquiring an additional 115 square miles. In the Northern Rocky Mountains, the company has 510,000 gross acres, primarily in the Williston and Greater Green River Basins. We have an active drilling program under way in both the Gulf Coast and the Northern Rocky Mountains.

     The company's principal executive office is located at One Maritime Plaza, 15th floor, San Francisco, California 94111 and its telephone number at that address is (415) 433-5795.

                                  THE OFFERING

ISSUER.................... HS Resources, Inc.

SECURITIES OFFERED........ $85,000,000 aggregate principal amount at maturity of
                           9 1/4% Series B Senior Subordinated Notes due 2006. The Notes will be issued at a discount to their principal amount at maturity and, after underwriting discounts and estimated expenses, will be sold at a price to investors that will yield proceeds to HS Resources of approximately $78.4 million.

MATURITY DATE............. November 15, 2006.

ISSUE PRICE............... $950 per $1,000 principal amount at maturity.

YIELD AND INTEREST........ The yield to maturity of the Notes is 10.18%
                           (computed on a semi-annual bond-equivalent basis) calculated from December 11, 1998. Cash interest will accrue at the rate of 9 1/4% per annum and be payable on May 15 and November 15 of each year.

ORIGINAL ISSUE DISCOUNT... We will issue the Notes with "original issue discount" for U.S. federal income tax purposes. When computing gross income for U.S. federal income tax purposes, a holder of Notes will be required to include in gross income a portion of the "original issue discount" for each day during each taxable year in which any Notes are held, without regard to the holder's method of accounting. The "original issue discount" will be equal to the difference between the sum of all cash payments (whether denominated as interest or principal) to be made on the Notes and the issue price of the Notes. See "Material Federal Income Tax Consequences -- Original Issue Discount."

OPTIONAL REDEMPTION....... HS Resources will have the right to redeem the Notes, in whole or in part, at any time after November 15, 2001 at the redemption prices set forth under "Description of the Notes -- Optional Redemption," together with accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to November 15, 1999, HS Resources may redeem up to
                           33 1/3% of the principal amount of the Notes originally issued with the net cash proceeds of certain equity offerings at a redemption price equal to 109.25% of the principal amount of the Notes to the date of redemption, provided that at least
                           66 2/3% of the aggregate principal amount at maturity of the Notes originally issued remains outstanding immediately after the redemption. The Notes may not be redeemed unless the same percentage of the Series A 9 1/4% Notes are also redeemed.

CHANGE OF CONTROL......... Upon the occurrence of a change of control, each holder of the Notes will have the right to require HS Resources to repurchase such holder's Notes at a price equal to 101% of the principal amount at maturity of the Notes, as applicable, together with accrued and unpaid interest, if any, to the date of repurchase. At that time we may not have adequate financial resources or be permitted under the terms of our other indebtedness to repurchase the Notes.

RANKING................... The Notes will be unsecured and:

                           - subordinated in right of payment to all existing
                             and future debt of HS Resources that is deemed to be "senior indebtedness" under the Indenture governing the Notes (including obligations under our bank credit facility);

                           - equal in right of payment with all existing and
                             future debt of HS Resources that is deemed to be "senior subordinated indebtedness" under the Indenture governing the Notes (including our other senior subordinated notes);

                           - senior in right of payment to all existing and
                             future debt of HS Resources that is deemed to be "subordinated indebtedness" under the Indenture governing the Notes; and

                           - effectively subordinated to debt of our
                             subsidiaries unless the subsidiaries guarantee the Notes. Currently, none of our subsidiaries guarantee the Notes. Under the Indenture governing the Notes, certain subsidiaries that hold a significant amount of our assets or that generate a significant amount of our revenues must become guarantors of the Notes.

                           As of September 30, 1998, after giving effect to the offering of the Notes, (1) $215 million of outstanding debt would have been deemed to be "senior indebtedness" (excluding unused commitments under our bank credit facility), (2) $225 million of our outstanding debt would have ranked equally with the Notes and (3) our subsidiaries would have had $10 million of debt and other liabilities.

RESTRICTIVE COVENANTS..... The Indenture governing the Notes will restrict, among other things, the ability of HS Resources and certain of its subsidiaries to (1) incur debt, (2) layer debt, (3) pay dividends on, or redeem, capital stock, (4) make investments or redeem subordinated debt, (5) make dispositions of assets, (6) engage in transactions with affiliates, (7) engage in certain business activities and (8) engage in mergers, consolidations and certain sales of assets. The Indenture governing the Notes will also limit our ability to impose restrictions on the ability of certain of our subsidiaries to pay dividends or make certain other distributions. All of these restrictions and limitations, however, are subject to a number of important qualifications and exceptions.

LISTING................... The Notes will not be listed on a securities exchange or other formal trading market. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the Notes at any time in their sole discretion.

SINKING FUND.............. None.

USE OF PROCEEDS........... We will use the net proceeds from the Notes to repay amounts outstanding under our bank credit facility. See "Use of Proceeds."

For additional information with respect to the Notes (including defined terms), see "Description of the Notes."

                                  RISK FACTORS

     You should consider the "Risk Factors" beginning on page S-6 before investing.

                                  RISK FACTORS

     You should consider carefully the specific factors set forth below, as well as the other information set forth elsewhere in this Prospectus Supplement and set forth or incorporated by reference in the accompanying Prospectus, before making an investment in the Notes.

VOLATILITY OF OIL AND GAS PRICES -- OIL AND GAS PRICES ARE CURRENTLY LOW. WE CANNOT PREDICT WHETHER OR WHEN PRICES WILL IMPROVE.

     Our revenues, profitability and future rate of growth are adversely affected when oil and gas prices are low. These prices are affected by many factors, including:

     - weather

     - demand, which is affected by, among other things, local, national and international economic conditions

     - domestic gas and global oil supplies

     - international cartels.

     These factors and the volatile nature of the energy markets make it difficult to accurately estimate future prices of oil and gas. Prices for D-J Basin gas, which represents a substantial majority of our overall production, have at times been more volatile, and at times lower, than the prices prevailing in the broader United States gas market. Although we have a substantial portion of our 1998 and 1999 oil and gas hedged at favorable prices, a prolonged continuation of low prices would have a material adverse effect on our financial condition and results of operations.

GATHERING AND PROCESSING CAPACITY CONSTRAINTS -- CURRENT PRODUCTION IN THE D-J BASIN HAS BROUGHT CERTAIN GATHERING SYSTEMS AND PROCESSING FACILITIES NEAR CAPACITY. FAILURE OF THE OWNERS OF THESE FACILITIES TO EXPAND CAPACITY COULD DELAY OR LIMIT THE EXTENT TO WHICH WE CAN INCREASE D-J BASIN PRODUCTION.

     Most of our D-J Basin production is gathered by KN Gas Gathering or Duke Energy Field Services and processed either at Amoco's Wattenberg processing plant or at various Duke plants. Because of the drilling, refracing, deepening and recompleting of wells by HS Resources and other companies in the D-J Basin, the Amoco and Duke plants and the KN gathering system are near to capacity. The capacity limitations on gathering and processing facilities in the D-J Basin also increase the risks associated with an equipment failure or disaster because of the limited number of available bypass options. For example, a compressor breakdown on the KN system during August 1998 caused a reduction in our production because KN could not reroute the affected gas. Amoco is considering expanding the capacity of the Wattenberg plant, and KN is making improvements in its gathering system to increase capacity. Duke has also agreed to restart its gas processing plant at Roggen, which will reduce volumes currently being processed at Amoco's Wattenberg plant. Additionally, if these companies do not make adequate improvements, we could install the necessary gathering and processing facilities to allow for growth. Depending on the size of such a project, however, outside financing might be required. Nevertheless, unless KN, Duke and Amoco continue to improve their facilities, our ability to grow production volumes in the D-J Basin could be materially delayed or limited.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF THE COMPANY AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE NOTES.

     We now have and, after this offering, will continue to have a significant amount of indebtedness. The following table shows certain important credit statistics and is presented assuming we had completed this offering as of September 30, 1998, and applied the net proceeds to reduction of amounts outstanding under our bank credit facility:

                                                                 PRO FORMA
                                                                    AT
                                                               SEPTEMBER 30,
                                                                   1998
                                                                (UNAUDITED)
                                                              ($ IN MILLIONS)
                                                              ---------------
Total indebtedness..........................................       $525.0
Stockholders' equity........................................       $190.0
Debt to total capitalization ratio..........................         73.4%
Debt outstanding under the bank credit facility(1)..........       $215.0

---------------

(1) Debt outstanding under the bank credit facility as of the date of this Prospectus Supplement was $309.0 million.

     After this offering, we expect to reduce the borrowing base under our bank credit facility to $280 million. We will then have approximately $49 million of borrowing capacity under that facility.

     As of September 30, 1998, after giving effect to this offering and the application of the estimated net proceeds from this offering (but excluding the effect of interest rate hedging arrangements covering $80.0 million in principal amount of indebtedness), 41% of our aggregate borrowing would have been floating rate obligations and 59% would have been fixed rate obligations. The range of interest rates on our indebtedness is 6 9/16% to 9 7/8% per annum.

     The company's leverage has important consequences to holders of the Notes, including the following:

     - It may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes;

     - A portion of our cash flow from operations must be dedicated to the payment of interest on our existing indebtedness, which will reduce the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

     - Our debt agreements contain restrictive covenants that limit our ability to engage in certain transactions;

     - Our borrowings under our bank credit facility, are at floating rates, which may make us vulnerable to increases in interest rates; and

     - Our bank credit facility requires us to make interest and principal payments and to maintain stated financial conditions. If the requirements of the facility are not satisfied, the lenders under the bank credit facility would be entitled to accelerate the payment of indebtedness under the bank credit facility, and a default would be deemed to occur under the terms of the Notes as well as our other indebtedness.

     Moreover, in one situation, holders of our 9 7/8% Senior Subordinated Notes due 2003 (the "9 7/8% Notes") have rights that are senior to the rights of the holders of our previously issued 9 1/4% Senior Subordinated Notes due 2006 (the "Series A 9 1/4% Notes") and the Notes. Specifically, in the event of an asset sale by us that triggers an obligation to offer to purchase the company's notes, the company is required to make an offer to purchase the 9 7/8% Notes prior to making the offer to purchase the Series A 9 1/4% Notes and the Notes. In the event of such an asset sale, we cannot assure you that the company will have sufficient funds to repurchase the Series A 9 1/4% Notes and the Notes as well as the 9 7/8% Notes.

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD HEIGHTEN THE RISKS DESCRIBED ABOVE.

     We may be able to incur substantial additional indebtedness in the future. Our bank credit facility would permit additional borrowing of up to $49 million after completion of this offering and all of those borrowings would be senior to the Notes. If new debt is added to our debt levels, the related risks that we now face could intensify.

ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our business is the development, exploitation, exploration, acquisition, production and marketing of oil and gas. Each of these activities requires substantial capital. We intend to finance these capital expenditures in the future through cash flow from operations, the incurrence of additional indebtedness and/or the issuance of additional equity securities. Based upon the current and anticipated level of operations, we believe that cash flow from operations, together with the estimated net proceeds from the sale of the Notes, the amounts available under our bank credit facility and our other sources of liquidity, will be adequate to meet our anticipated capital needs as well as our interest and principal payment obligations in the foreseeable future. We cannot be sure, however, that our business will continue to generate cash flow at or above current levels. Our ability to generate sufficient cash is dependent on general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to generate sufficient cash flow from operations to service our debt, we may have to refinance all or a portion of our debt, including the Notes (provided the necessary consents are obtained), or to obtain additional financing. We cannot assure you that refinancing would be possible or that any additional financing could be obtained.

SUBORDINATION -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO OUR EXISTING AND FUTURE BANK INDEBTEDNESS.

     The Notes rank behind all of our existing and future bank (senior) indebtedness. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of senior debt of our company will be entitled to be paid in full in cash before any payment may be made with respect to the Notes.

     In addition, all payments on the Notes will be blocked in the event of a payment default on senior debt and may be blocked up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

     In the event of bankruptcy, liquidation or reorganization or similar proceeding relating to our company, holders of the Notes will participate with unsecured trade creditors and all other holders of subordinated indebtedness of the company in the assets remaining after we have paid all of the secured debt. However, because the Indenture requires that amounts otherwise payable to holders of the Notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the Notes may receive less, ratably, than holders of unsecured trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors, and holders of Notes may receive less, ratably, than the holders of senior debt and trade payables.

FINANCING CHANGE OF CONTROL OFFER -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all of our outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Notes or that restrictions in our credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the Indenture.

ESTIMATION OF RESERVES -- RESERVE ESTIMATES ARE INHERENTLY UNCERTAIN.

     There are many uncertainties in estimating quantities of proved reserves, future rates of production and the timing and success of development and exploitation expenditures, including many factors beyond our control. Thus, the reserve data incorporated by reference in the accompanying Prospectus are calculated estimates only. Our reserve information represents estimates based on reports prepared by us and reviewed by Williamson Petroleum Consultants, Inc. ("Williamson") and Netherland, Sewell & Associates, Inc. ("Netherland, Sewell") as of December 31, 1997. Williamson reviewed our D-J Basin, Northern Rocky Mountain and Gulf Coast reserves, and Netherland, Sewell reviewed our Mid-Continent reserves. Our Mid-Continent reserves have since been sold. In the aggregate, 84% of the value of our non-Mid-Continent proved reserves at year end 1997 were reviewed by Williamson. Additionally, we booked new reserves at June 30, 1998, which have not yet been reviewed by an independent engineering firm.

     Although we believe all of our reserve estimates are reasonable, they are only estimates and should be expected to change as additional information becomes available. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be exactly measured. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and gas attributable to any particular property or group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected from such reserves, which are prepared by different engineers or by the same engineers at different times, may vary substantially. Moreover, we cannot assure you that the reserves we report will ultimately be produced or that the proved undeveloped reserves will be developed within the periods anticipated. There could be material variances from the estimates we have reported. In addition, the estimates of future net revenues from proved reserves and the present value of such reserves are based upon certain assumptions about production levels and costs, which may be inaccurate. Further, the oil and gas prices used in estimating future net revenues from proved reserves and the present value of such revenues may be based on prices as of a single date, which are unlikely to reflect oil and gas prices over the life of such reserves. Oil and gas prices have declined significantly over the past year, and may adversely affect the reported volume of our proved reserves and their present value. Actual results may differ materially from the results estimated. We caution prospective purchasers of the Notes not to place undue reliance on the reserve data and resulting cash flow estimates incorporated by reference in the accompanying Prospectus.

WRITEDOWNS OF CARRYING VALUE

     We review quarterly the carrying value of our oil and gas properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. Application of this "ceiling" test generally requires pricing future revenues at the unescalated prices in effect as of the end of each fiscal quarter (or the time of reporting results) and requires a writedown for accounting purposes (or impairment) if the ceiling is exceeded, even if prices declined for only a short period of time. We will be unable to reverse any such writedowns even if prices increase in subsequent periods. The risk that we will be required to write down the carrying value of oil and gas properties increases when oil and gas prices are depressed or decline substantially, as has been experienced recently. At June 30, 1998, the company recognized a non-cash impairment of oil and gas properties in the amount of $59 million pre-tax ($36.5 million after-tax) pursuant to the required ceiling test. The write-down was primarily a result of the precipitous decline in oil prices experienced during the second quarter of 1998. The need for the company to write down the carrying of value of its oil and gas properties in the future is dependent (1) upon commodity prices and the estimated amount of our proved recoverable reserves and (2) on the carrying value of our oil and gas properties. If current oil and gas prices were to continue, we likely would be required to further write down the carrying value of our oil and gas properties. Depending on prices and the amount of year-end 1998 reserve additions, the amount of such write-downs could be material.

REPLACEMENT OF RESERVES -- WE MAY NOT BE ABLE TO REPLACE RESERVES.

     Our future performance depends upon our ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. If we are not successful, our reserves will decline. We cannot assure you that we will be able to find, develop or acquire additional reserves on an economic basis.

     Our business is capital intensive and, to maintain our asset base of proved oil and gas reserves, we must reinvest a significant amount of cash flow from operations in development, exploitation, exploration or property acquisition activities. If our cash flow from operations is reduced and external sources of capital become limited or unavailable, it would impair our ability to make the necessary capital investments to maintain or expand our asset base. Without such investment, our oil and gas reserves would decline.

     Our strategy includes continued exploitation and exploration of our existing properties and may include opportunistic acquisitions. These projects may not result in increases in reserves. Our operations may be curtailed, delayed or canceled as a result of a lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. Furthermore, while our revenues may increase if prevailing oil and gas prices increase significantly, our finding costs for additional reserves could also increase. In addition, the costs of exploration, exploitation and development may materially exceed our initial estimates.

HEDGING AND TRADING

     We enter into oil and gas futures contracts on the NYMEX, fixed price delivery contracts and financial swaps. These transactions are intended to reduce the effect of volatility of the price of oil and gas, but may limit potential gains by the company if oil and gas prices were to rise substantially over the price established by the hedge. They are also used in our trading operations. In addition, our hedging and trading activities may expose us to the risk of financial loss in certain circumstances, including instances in which production is less than expected or our customers or the counterparties to hedging and trading agreements fail to honor their commitments.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

     Our operations are subject to Federal, state and local governmental laws and regulations. These address, among other things, drilling and operating permits and approvals, performance bonds, reports concerning operations, discharge and other permitting requirements, the spacing of wells, unitization and pooling of properties and taxation and are subject to change from time to time. Additionally, various cities and counties are currently reviewing their ordinances to determine the level of regulatory authority, if any, they should assert over such matters. At present, we cannot determine the effect of such attempted regulation on our operations.

     Our operations are also subject to complex and constantly changing environmental laws and regulations adopted by Federal, state and local governmental authorities. We have not historically been materially affected by compliance with these laws. Nevertheless, the discharge of oil, gas or other pollutants into the air, soil or water may give rise to significant liabilities to the government and/or third parties, and may require us to incur substantial costs for remediation. Moreover, we have agreed to indemnify certain sellers of producing properties from whom we have acquired properties against certain liabilities for environmental claims associated with the properties we have purchased. Existing or future environmental laws or regulations could have a material adverse affect on our results of operations and financial condition. Also, material indemnity claims could arise against us with respect to properties we have acquired.

OPERATING HAZARDS; UNINSURED RISKS

     Our operations are subject to hazards and risks inherent in drilling for and production and transportation of oil and gas. These include fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures, oil spills, gas leaks, and discharges of toxic gases. Any of these can result in loss of production, environmental pollution, personal injury claims and other damage or impacts to properties of the company and others, including suspension of operations. We have obtained insurance coverages that we believe are adequate and customary for companies of a similar size engaged in operations similar to ours, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.

COMPETITION

     The oil and gas industry is highly competitive. We compete in the exploration, development, production, acquisition and marketing of oil and gas with major oil companies, other independent oil and gas concerns and individual producers and operators. We also compete with major and independent oil and gas concerns in recruiting and retaining qualified employees. Many of these competitors have substantially greater financial and other resources than we do.

LACK OF PUBLIC MARKET

     The Notes are a new issue of securities for which there is currently no active trading market. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors including general economic conditions and the financial condition of the company. We do not intend to apply for a listing or quotation of the Notes on any securities exchange or stock market. The underwriters have informed us that they currently intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, we cannot assure you that a market for the Notes will develop or be liquid.

     The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the company.

ORIGINAL ISSUE DISCOUNT

     A holder of Notes will be required to report as taxable income a portion of the "original issue discount" on the Notes for each day during the taxable year in which the Notes are held. A holder must report "original issue discount," in addition to the stated interest received or accrued on the Notes, throughout the period that any Notes are held, even though the Company will not pay any cash amounts corresponding to the "original issue discount" until the Notes mature or are redeemed or repurchased. See "Material Federal Income Tax
Consequences -- Original Issue Discount."

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus Supplement and the accompanying Prospectus include and incorporate by reference statements that are not purely historical. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding the company's expectations, hopes, beliefs, intentions or strategies regarding the future. These include without limitation statements concerning the following matters:

     - Planned capital expenditures, financing plans, increases in oil and gas production, trends or expectations concerning oil and gas prices

     - Availability of financing

     - Number and prospective nature of anticipated wells to be drilled in 1998 and thereafter

     - Development and exploitation potential, refrac potential, recompletion potential and infill potential

     - Drillsite prospects and potential

     - Anticipated operating efficiencies

     - Anticipated finding, development, operation and other costs

     - Marketing benefits

     - Extended reserve life and additional lifting pressure

     - Expected cash flow and earnings accretion

     - Deepening potential

     - Potential to unlock stranded reserves

     - Reserve and production growth potential

     - Acquisition and consolidation opportunities

     - Divestiture opportunities and the company's financial position

     - Business strategy and other plans and objectives for future operations

     - Potential liabilities or the expected absence thereof

     - Potential outcome of environmental matters, litigation and other proceedings.

Such statements may be found in the company's following reports or filings:

     - Statements made herein under "Risk Factors."

     - Statements made in our Annual Report on Form 10-K for the fiscal year ended December 31, 1997, under "Business," "Properties," "Legal Proceedings and Environmental Issues" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     - Statements made in our Current Report on Form 8-K dated November 10,
       1998.

     - Statements made in our Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998 under "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Legal Proceedings and Environmental Issues."

     - Statements made in our Current Reports on Form 8-K dated November 25, 1997, December 9, 1997 and December 23, 1997, in each case regarding the acquisition of the Amoco properties in the D-J Basin, reserves and their values (including reserves acquired in the Amoco acquisition).

     All forward-looking statements included in this Prospectus Supplement or in the accompanying Prospectus or incorporated by reference in the accompanying Prospectus are based on information available to us on the date when the statements were made. We have no obligation to update such forward-looking statements. Although we believe that the assumptions and expectations reflected in such forward-looking statements were reasonable when they were made, we cannot assure you that such expectations will prove to have been correct or that we will take any actions that may have been planned.

     Certain additional important factors that could cause actual results to differ materially from our forward-looking statements are disclosed under "Risk Factors" in this Prospectus Supplement and under "Business," "Properties," "Legal Proceedings and Environmental Issues," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, in the company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998, and in the company's Current Reports on Form 8-K filed February 26, 1997, November 25, 1997, December 9, 1997, December 23, 1997, and November 10, 1998, each of which is incorporated by reference in the accompanying Prospectus. All subsequent written or oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                    NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,        SEPTEMBER 30, 1998
                                                 --------------------------------   ------------------
                                                 1993   1994   1995   1996   1997   ACTUAL   PRO FORMA
                                                 ----   ----   ----   ----   ----   ------   ---------
Consolidated ratio of earnings to fixed
  charges(1)                                     5.0x   1.9x     --   1.4x   1.4x       --        --

---------------

(1) Earnings were insufficient to cover fixed charges by approximately $1,551,000 and $6,030,000 (excluding loss on impairment of $59,000,000) at
    December 31, 1995 and September 30, 1998, respectively. For the nine months ended September 30, 1998, on a pro forma basis assuming the offering and application of proceeds had occurred January 1, 1998, earnings were insufficient to cover fixed charges by approximately $7,872,000 (excluding loss on impairment).

     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net earnings before loss on impairment, income taxes and fixed charges (exclusive of capitalized interest). Fixed charges consist of interest expense (which includes amounts capitalized and the amortization of debt discount) and that portion of rental cost that is equivalent to interest (estimated to be thirty percent of rental cost).

                                USE OF PROCEEDS

     The net proceeds to the company from the Offering are estimated to be approximately $78 million, after deducting underwriting discounts and commissions and estimated expenses of the Offering. The proceeds from this offering will be used to reduce indebtedness incurred under our bank credit facility. At September 30, 1998, $293 million was outstanding under our bank credit facility, which has a final maturity in December 2002. Borrowings under our bank credit facility bear interest at either the Base Rate (as defined) plus 0% to 0.625% or LIBOR plus 0.75% to 1.625%, as determined by the company. The weighted average interest rate under our bank credit facility on September 30, 1998 (including the effects of interest rate hedging arrangements covering $80.0 million in principal amount of indebtedness), was 7.7%. The Chase Manhattan Bank, N.A., an affiliate of Chase Securities Inc., is the agent and a lender under our bank credit facility.

                            DESCRIPTION OF THE NOTES

     The Notes will be issued under an indenture (the "Indenture") entered into between the company and Harris Trust and Savings Bank, as trustee (the "Trustee"). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "1939 Act"). The following summary of certain terms and provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the 1939 Act, the Notes and the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture and the form of Notes is available upon request to the company at the address set forth in the accompanying Prospectus under "Available Information."

     The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." Capitalized terms used in this summary and not otherwise defined below have the meanings assigned to them in the Indenture. For purposes of this section, references to the "company" shall mean HS Resources, Inc., excluding its Subsidiaries.

GENERAL

     The Notes will mature on November 15, 2006, and will be limited to an aggregate principal amount of $85,000,000. The Notes will bear interest at a rate of 9 1/4% per annum from December 11, 1998, or from the most recent interest payment date to which interest has been paid, payable semiannually on May 15 and November 15 of each year, beginning on May 15, 1999, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the immediately preceding May 1 or November 1, as the case may be.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at an office or agency of the company, one of which will be maintained for such purpose in The City of New York (which initially will be the Corporate Trust Office of the Trustee) or such other office or agency permitted under the Indenture. At the option of the company, payment of interest may be made by check mailed to the person entitled thereto as shown on the Security Register. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

     Any Restricted Subsidiary that is a Significant Subsidiary will be required to provide an unconditional guarantee of the payment of principal, premium, if any, and interest on the Notes on a senior subordinated and unsecured basis. There are currently no Subsidiaries that are required to be Subsidiary Guarantors. See "-- Subsidiary Guaranties."

SUBORDINATION

     The Notes will be subordinated in right of payment to the prior payment in full in cash of all existing and future Senior Indebtedness, pari passu in right of payment with existing and any future Pari Passu Indebtedness (including the Series A 9 1/4% Notes and the 9 7/8% Notes and amounts owed for goods, materials and services purchased in the ordinary course of business), and senior in right of payment to any future Subordinated Indebtedness of the company. The Notes will be structurally subordinated to all existing and future liabilities of Subsidiaries of the company other than the Subsidiary Guarantors, if any. The Subsidiary Guaranties will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of Subsidiary Guarantors, pari passu in right of payment with existing and any future Pari Passu Indebtedness of Subsidiary Guarantors (including any guaranties of the Series A 9 1/4% Notes and the 9 7/8% Notes), and senior in right of payment to any future Subordinated Indebtedness of the Subsidiary Guarantors. The Subsidiary Guaranties will be structurally subordinated to all existing and future liabilities of Subsidiaries of Subsidiary Guarantors that are not also Subsidiary Guarantors.

     As of September 30, 1998, after giving effect to the offering of the Notes and the application of the net proceeds of the offering, the company's outstanding Senior Indebtedness would have been approximately $215 million, the company's outstanding Pari Passu Indebtedness (not including approximately $7.7 million of accrued interest on the Series A 9 1/4% Notes and the 9 7/8% Notes) was approximately $225 million

(including $150.0 million aggregate principal amount outstanding of Series A
9 1/4% Notes and $75.0 million aggregate principal amount of outstanding 9 7/8% Notes), the company had no outstanding Subordinated Indebtedness, the total consolidated indebtedness of the company would have been approximately $525.0 million and the total liabilities and indebtedness of the company's Subsidiaries (including trade payables, deferred taxes and accrued liabilities) would have been approximately $10 million. The company and its Subsidiaries have other liabilities, including contingent liabilities, which may be significant. Although the Indenture contains limitations on the amount of additional Indebtedness that the company and its Restricted Subsidiaries may Incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Pari Passu Indebtedness. See "Risk Factors -- Subordination" and "-- Certain Covenants -- Limitation on Indebtedness."

     Upon any payment or distribution to creditors (whether in cash, property, debt, equity or other securities, a combination thereof or otherwise) of the company in a voluntary or involuntary liquidation or dissolution of the company, whether total or partial, or in a bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors, marshalling of assets or similar proceeding relating to the company or its property:

          (i) holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Indebtedness before holders of the Notes shall be entitled to receive any Note Payment (as defined); and

          (ii) until all Senior Indebtedness is paid in full in cash, any Note Payment to which holders of the Notes would be entitled but for the subordination provisions of the Indenture shall be made to holders of Senior Indebtedness, as their interests may appear.

     Upon any Senior Indebtedness becoming due and payable, whether at the Stated Maturity thereof or by acceleration or otherwise, such Senior Indebtedness shall be paid in full in cash, or the immediate payment thereof duly provided for in cash, before the company or any Person acting on behalf of the company shall directly or indirectly pay, prepay, redeem, retire, repurchase or otherwise acquire for value, or make any deposits in respect of the discharge or defeasance of, or make other payment or distribution (whether in cash, property, securities or a combination thereof) on account of principal of (or premium, if any) or interest on, any Notes (collectively, a "Note Payment").

     No Note Payment shall be made if at the time of such Note Payment there exists a default in payment of all or any portion of any Senior Indebtedness, and such default shall not have been cured or waived in writing or the benefits of this provision waived in writing by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any event of default (other than a default in payment of all or any portion of any Senior Indebtedness) with respect to any Specified Senior Indebtedness, as such event of default is defined therein or in the instrument under which it is outstanding, permitting the holders of such Specified Senior Indebtedness to accelerate the maturity thereof, and upon written notice thereof given by the Principal Agent to the Trustee, with a copy to the company (the delivery of which shall not affect the validity of the notice thereof to the Trustee), then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no Note Payment shall be made; provided that if the holders of the Specified Senior Indebtedness to which the default related have not declared such Specified Senior Indebtedness to be immediately due and payable within 179 days after the occurrence of such default (or have declared such Specified Senior Indebtedness to be immediately due and payable and within such period have rescinded such declaration of acceleration), then the company shall resume making any and all unpaid scheduled Note Payments. In no event shall such a payment blockage period described in the preceding sentence extend beyond 179 days from the date on which such payment blockage period commenced. Not more than one payment blockage period may be commenced within any consecutive 365-day period with respect to the Notes. No event of default that existed or was continuing on the date of the commencement of any payment blockage period with respect to the Specified Senior Indebtedness initiating such payment blockage period shall be, or be made, the basis for the commencement of a second payment blockage period by the holder or holders of such Specified Senior Indebtedness at any time after the 365-day period referred to in the preceding sentence unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. A failure to make any payment with respect to the Notes as a result of the rights of the holders of Senior Indebtedness described in this paragraph will not have any effect on the right of the holders of the Notes to accelerate the maturity thereof as a result of such payment default.

     The Subsidiary Guaranties, if any, would be subordinated to Senior Indebtedness of a Subsidiary Guarantor to the same extent and in the same manner as the Notes are subordinated to Senior Indebtedness. In addition, the holders of Specified Senior Indebtedness of a Subsidiary Guarantor would have rights corresponding to those of holders of Specified Senior Indebtedness of the company.

     As a result of the subordination provisions described above, in the event of insolvency of the company, funds that would otherwise be payable to Holders of Notes will be paid or turned over to the holders of Senior Indebtedness or Senior Indebtedness of a Subsidiary Guarantor, as applicable, to the extent necessary to pay such Senior Indebtedness or Senior Indebtedness of a Subsidiary Guarantor, as applicable, in full.

     The Indenture will provide that the subordination provisions of the Indenture applicable to the Notes and the Subsidiary Guaranties may not be amended, waived or modified in a manner that would adversely affect the rights of the holders of any Specified Senior Indebtedness of the company or any Specified Senior Indebtedness of a Subsidiary Guarantor unless the holders of such Indebtedness consent in writing (in accordance with the provisions of such Indebtedness) to such amendment, waiver or modification.

SUBSIDIARY GUARANTIES

     Under the circumstances described below, the company's payment obligations under the Notes will be jointly and severally guaranteed by the Subsidiary Guarantors, if any. Initially, there will be no Subsidiary Guarantors. The Subsidiary Guaranty of each Subsidiary Guarantor would be an unsecured, senior subordinated obligation of such Subsidiary Guarantor. See "-- Subordination."

     The Indenture will require the company to cause any Restricted Subsidiary that is or becomes a Significant Subsidiary (and any Significant Subsidiary that was previously an Unrestricted Subsidiary which becomes a Restricted Subsidiary) after the Issue Date to execute and deliver to the Trustee a supplemental indenture pursuant to which such Significant Subsidiary will become a Subsidiary Guarantor. Subject to the preceding sentence, any Subsidiary Guarantor that is no longer a Significant Subsidiary may, by execution and delivery to the Trustee of a supplemental indenture satisfactory to the Trustee, be released from its Subsidiary Guaranty and cease to be a Subsidiary Guarantor. In addition, certain mergers, consolidations and dispositions of Property may result in the addition of additional Subsidiary Guarantors and/or the release of Subsidiary Guarantors. See "-- Merger, Consolidation and Sale of Substantially All Assets." Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall be released from and relieved of its obligations under its Subsidiary Guaranty pursuant to a supplemental indenture satisfactory to the Trustee.

     The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guaranty or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty not constituting a fraudulent conveyance or fraudulent transfer under Federal, state or foreign law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guaranty shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may merge or consolidate with or dispose of its assets to the company or a Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor except to the extent any such transaction is limited by the covenant described under "-- Merger, Consolidation and Sale of Substantially All Assets." In addition, each Subsidiary Guarantor may merge or consolidate with or dispose of its assets to any Person (other than the company or a Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor), regardless of whether such Person is an Affiliate of such Subsidiary Guarantor, if (i) immediately after such transaction, and giving effect thereto, no Default or Event of Default has occurred and is continuing; (ii) such transaction was subject to, and consummated in compliance with, as appropriate, either the covenant described under the caption "Certain Covenants -- Limitation on Asset Sales" or the covenant described under the caption "Merger, Consolidation and Sale of Substantially All Assets"; and (iii) the company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction complies with the above provisions and that all conditions precedent relating to such transaction have been complied with.

OPTIONAL REDEMPTION

     The Notes are not redeemable prior to November 15, 2001. At any time on or after November 15, 2001, the Notes are redeemable at the option of the company, in whole or in part, on not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the date of redemption.

     If redeemed during the 12-month period commencing November 15 of the years indicated:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2001........................................................    104.625%
2002........................................................    103.083%
2003........................................................    101.542%
2004 and thereafter.........................................    100.000%

     Notwithstanding the foregoing, on and prior to November 15, 1999, the company may redeem up to 33 1/3% of the aggregate principal amount of the Notes originally outstanding at a redemption price of 109.25% of the principal amount thereof, plus accrued and unpaid interest (if any) thereon to the redemption date, with the net proceeds of one or more Equity Offerings of the company; provided that at least 66 2/3% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur not later than 75 days after the date of the closing of any such Equity Offering. The redemption shall be made in accordance with procedures set forth in the Indenture. No Equity Offering has occurred within the 75-day period ending on the date of this Prospectus Supplement.

     The Indenture will contain a covenant that limits the ability of the company to optionally redeem the Notes unless a pro rata portion of the Series A 9 1/4% Notes are simultaneously redeemed, as more particularly described below under "-- Certain Covenants -- Limitation on Redemptions and Other Repayments of Notes and Series A 9 1/4% Notes."

SINKING FUND

     There will be no mandatory sinking fund payments for the Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the purchase date (the "Change of Control Payment").

     Within 30 days following any Change of Control, the company shall mail a notice to each Holder stating, among other things: (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the Indenture and that all Notes (or portions thereof) properly tendered will be accepted for payment; (ii) the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, no fewer than 30 days nor more than 60 days from the date the company notifies the Holders of the occurrence of the Change of Control (the "Change of Control Payment Date");
(iii) that any

Notes (or portions thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (iv) that any Notes (or portions thereof) not properly tendered will continue to accrue interest;
(v) a description of the transaction or transactions constituting the Change of Control; (vi) the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment; and (vii) all other instructions and materials necessary to enable Holders to tender Notes pursuant to the Change of Control Offer.

     The company will comply, to the extent applicable, with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     We can give no assurance that the company will be able to fund any such repurchase of the Notes. Certain existing credit agreements (including the Bank Credit Facility) contain and any future credit agreements or other agreements relating to indebtedness of the company may contain prohibitions or restrictions on the company's ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, the company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the company does not obtain such a consent or repay such borrowings, the company will be effectively prohibited from purchasing Notes. In addition, the indentures governing the Series A 9 1/4% Notes and the 9 7/8% Notes each contain a provision that grants to each holder of the Series A 9 1/4% Notes and the 9 7/8% Notes, respectively, upon the occurrence of a change of control as defined in each such indenture, the right to require the company to repurchase all or any part of such holder's Series A 9 1/4% Notes or 9 7/8% Notes, respectively, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the purchase date. The definition of Change of Control in the Indenture is substantially the same as the corresponding definition in the Series A 9 1/4% Note Indenture. Under the terms of the Indenture and the indentures governing the Series A 9 1/4% Notes and the 9 7/8% Notes, the Change of Control Offer and change of control offers under the Series A 9 1/4% Notes and the 9 7/8% Notes might be made substantially contemporaneously, which could negatively impact the Company's ability to fund the Change of Control Offer. The company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture that would, in turn, constitute a default under the Bank Credit Facility, the Series A 9 1/4% Notes and the 9 7/8% Notes. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Notes. See "Risk Factors -- Substantial Leverage" and "-- Subordination."

     A "Change of Control" shall be deemed to occur if (i) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of 40% or more of the total voting power of all classes of the Voting Stock of the company and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis, (ii) the sale, lease, conveyance or transfer of all or substantially all of the assets of the company and its Restricted Subsidiaries taken as a whole (other than to any Wholly Owned Restricted Subsidiary) shall have occurred, (iii) the stockholders of the company shall have approved any plan of liquidation or dissolution of the company, (iv) the company consolidates with or merges into another Person or any Person consolidates with or merges into the company in any such event pursuant to a transaction in which the outstanding Voting Stock of the company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the company is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock and (B) the holders of the Voting Stock of the company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction or (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the company's Board of Directors then in office.

     The definition of Change of Control includes a phrase relating to the sale, lease, conveyance or transfer of "all or substantially all" of the Company's assets. The Indenture will be governed by New York law, and there is no established quantitative definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the company and its Restricted Subsidiaries were to engage in a transaction in which they disposed of less than all of the assets of the company and its Restricted Subsidiaries taken as a whole, a question of interpretation could arise as to whether such disposition was of "substantially all" of their assets and whether the company was required to make a Change of Control Offer.

     Except as described above with respect to a Change of Control, the Indenture will not contain any other provisions that permit the Holders of the Notes to require that the company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. See "Risk
Factors -- Financing Change of Control Offer."

BOOK-ENTRY SYSTEM

     The Notes will initially be issued in the form of one or more Global Securities (as defined in the Indenture) held in book-entry form. The Depository Trust Company (the "Depository"), New York, NY, will act as securities depository for the Notes. Such Notes will be deposited with the Trustee as custodian for the Depository, and the Depository or its nominee, Cede & Co., will initially be the sole registered holder of the Notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

     Upon the issuance of a Global Security the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interests represented by such Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     Payment of principal of, premium, if any, on and interest on Notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Notes represented thereby for all purposes under the Indenture. None of the company, the Trustee, any agent of the company or the underwriters will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any Notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

     The company has been advised by the Depository that upon receipt of any payment of principal of, premium, if any, on or interest on, any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     So long as the Depository or its nominee, is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices and for all other purposes under the Indenture and the Notes. Beneficial interests in Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The company understands that under existing industry practices, in the event that the company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Transfers between participants in the Depository will be effected in the ordinary manner in accordance with Depository rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities such holder may transfer its interest in the Global Security, in accordance with normal procedures set forth in the Indenture.

     The Depository has advised the company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, the Depository will exchange the Global Security for certificated Notes, which it will distribute to its participants.

     The Depository has advised the company that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interest in the Global Security among its participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the company nor the Trustee will have any responsibility for the performance by the Depository or its participants, whether direct or indirect, of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The Notes represented by a Global Security are transferable, registrable and exchangeable for certificated Notes only if (i) the Depository notifies the company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable for certificated Notes, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes, (i) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, any repurchase price, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

CERTAIN COVENANTS

  Limitation on Indebtedness

     The Indenture provides that the company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) unless, after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (i) after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be at least 2.5 to 1.0 or (ii) such Indebtedness is Permitted Indebtedness.

     "Permitted Indebtedness" means any and all of the following:

          (i) Indebtedness under the Bank Credit Facility, provided that the aggregate principal amount of all such Indebtedness under the Bank Credit Facility at any one time outstanding does not exceed the greater of (A) $275 million and (B) an amount equal to the sum of (1) $170 million and (2) 15% of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness; provided, however, that the maximum amount available to be outstanding under the Bank Credit Facility shall be permanently reduced by the amount of Net Available Cash from Asset Sales used to permanently repay Indebtedness under the Bank Credit Facility and not subsequently reinvested in Additional Assets or used to permanently reduce other Indebtedness to the extent permitted pursuant to the "Limitation on Asset Sales" covenant;

          (ii) (A) Indebtedness arising under the Indenture, including without limitation the Notes and the Subsidiary Guaranties and (B) Indebtedness arising under the Series A 9 1/4% Note Indenture, including without limitation the Series A 9 1/4% Notes and the subsidiary guaranties thereof;

          (iii) Indebtedness owed to the company or any of its Wholly Owned Restricted Subsidiaries by any of its Restricted Subsidiaries or Indebtedness owed by the company to any of its Wholly Owned Restricted Subsidiaries (but only so long as such Indebtedness is held by the company or a Wholly Owned Restricted Subsidiary);

          (iv) Indebtedness under Permitted Hedging Agreements of the company and its Restricted Subsidiaries (including guaranties thereof by the company or another Restricted Subsidiary, as applicable);

          (v) Indebtedness in connection with one or more standby letters of credit, Guarantees, performance bonds or other reimbursement obligations issued in the ordinary course of business of the company and its Restricted Subsidiaries and not in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includable in current liabilities, for goods and services in the ordinary course of business of the company and its Restricted Subsidiaries and on terms and conditions which are customary in the Oil and Gas Business and other than the extension of credit represented by such letter of credit, Guarantee or performance bond itself);

          (vi) obligations relating to net oil or gas balancing positions arising in the ordinary course of business of the company and its Restricted Subsidiaries which are customary in the Oil and Gas Business;

          (vii) Permitted Non-Recourse Indebtedness of the company or any of its Restricted Subsidiaries;

          (viii) Indebtedness outstanding on the Series A Issue Date that was not repaid with the proceeds of the Series A 9 1/4% Notes and not otherwise permitted in clauses (i) through (vii) above;

          (ix) Indebtedness not otherwise permitted to be Incurred pursuant to this paragraph, provided that the aggregate principal amount of all Indebtedness incurred pursuant to this clause (ix), together with all Indebtedness Incurred pursuant to clause (x) of this paragraph in respect of Indebtedness previously Incurred pursuant to this clause (ix), at any one time outstanding does not exceed $25 million;

          (x) Permitted Refinancing Indebtedness Incurred in exchange for, or the proceeds of which are used to refinance, (A) Indebtedness referred to in clauses (ii), (viii) and (ix) of this paragraph (including Indebtedness previously incurred pursuant to this clause (x)) or (B) Indebtedness Incurred pursuant to clause (i) of the first paragraph of the "Limitation on Indebtedness" covenant; and

          (xi) accounts payable or other obligations of the company or any Restricted Subsidiary to trade creditors created or assumed by the company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services.

At all times the aggregate principal amount of Indebtedness outstanding under clauses (i) and (ix) of this definition shall be deemed to be the same amounts as are deemed outstanding under clauses (i) and (ix), respectively, of the definition of the term "Permitted Indebtedness" in the Series A 9 1/4% Note Indenture.

  Limitation on Liens

     The Indenture provides that the company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Lien on or with respect to any Property of the company or such Restricted Subsidiary, whether owned on the Issue Date or acquired after the Issue Date, or any interest therein or any income or profits therefrom, unless the Notes (and, in the case of a Restricted Subsidiary, a Subsidiary Guaranty from such Subsidiary) are secured equally and ratably with (or prior to) any and all other obligations secured by such Lien, except that the company and its Restricted Subsidiaries may enter into, create, incur, assume or suffer to exist Liens securing Senior Indebtedness, Liens securing Senior Indebtedness of a Subsidiary Guarantor, Liens securing Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor and Permitted Liens.

  Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries

     The Indenture provides that the company will not (i) permit any Restricted Subsidiary to issue any Capital Stock (including, without limitation, pursuant to any merger, consolidation, recapitalization or similar transaction) other than to the company or a Wholly Owned Restricted Subsidiary or (ii) permit any Person other than the company or a Restricted Subsidiary to own any Capital Stock of any other Restricted Subsidiary (other than directors' qualifying shares), except for (A) a sale to a Person of the Capital Stock of a Restricted Subsidiary, which sale was made by the Company or a Restricted Subsidiary subject to, and in compliance with, as appropriate, either the "Limitation on Asset Sales" covenant or the "Limitation on Restricted Payments" covenant, and such Person's subsequent ownership of such Capital Stock of such Restricted Subsidiary, (B) the issuance of Capital Stock by a Restricted Subsidiary to a Person other than the company or a Wholly Owned Restricted Subsidiary, which issuance was made subject to and in compliance with the "Limitation on Asset

Sales" covenant, and such Person's subsequent ownership of such Capital Stock and (C) the ownership of Capital Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of the Restricted Subsidiary (and in the case of the formation of such Restricted Subsidiary, the issuance of such Capital Stock). If a Person (other than a Material Restricted Subsidiary) whose Capital Stock was issued or sold in a transaction described in this paragraph is, as a result of such transaction, no longer a Restricted Subsidiary, then any Capital Stock of such Person retained by the company or a Restricted Subsidiary shall be treated as a Restricted Payment made at the time of such transaction in an amount equal to that portion of the Fair Market Value of such Person represented by such retained Capital Stock.

  Limitation on Restricted Payments

     (i) The Indenture provides that the company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if, at the time of and after giving effect to the proposed Restricted Payment (A) any Default or Event of Default would have occurred and be continuing, (B) the Company could not incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant or (C) the aggregate amount expended or declared for all Restricted Payments from the Series A Issue Date would exceed the sum (without duplication) of the following:

          (1) 50% of the aggregate Consolidated Net Income of the company accrued on a cumulative basis commencing on the last day of the fiscal quarter immediately preceding the Series A Issue Date, and ending on the last day of the fiscal quarter ending on or immediately preceding the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss), plus

          (2) the aggregate net cash proceeds or the Fair Market Value of Property other than cash received by the company on or after the Series A Issue Date, from the issuance or sale (other than to a Subsidiary of the company) of Capital Stock of the company or any options, warrants or rights to purchase Capital Stock of the company, plus

          (3) the aggregate net cash proceeds received by the company as capital contributions to the company (other than from a Subsidiary of the company) on or after the Series A Issue Date, plus

          (4) the aggregate net cash proceeds received by the company upon the exercise of any options, warrants or rights to purchase shares of Capital Stock of the company (other than from a Subsidiary of the Company) on or after the Series A Issue Date, plus

          (5) the aggregate net cash proceeds received on or after the Series A Issue Date by the company from the issuance or sale (other than to any Subsidiary of the company) of convertible debt or convertible Redeemable Stock that has been converted into or exchanged for Capital Stock of the company, together with the aggregate cash received by the company at the time of such conversion or exchange, plus

          (6) to the extent not otherwise included in the company's Consolidated Net Income, an amount equal to the net reduction in any Investment made by the company and its Restricted Subsidiaries subsequent to the Series A Issue Date in any Person resulting from (a) payments of interest on debt, dividends, repayments of loans or advances, or other transfers or distributions of Property, in each case to the company or any Restricted Subsidiary from any Person, and in an amount not to exceed the book value of such Investment previously made in such Person that were treated as Restricted Payments, or (b) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in an amount not to exceed the lesser of (x) the book value of such Investment previously made in such Unrestricted Subsidiary that were treated as Restricted Payments, and (y) the Fair Market Value of such Unrestricted Subsidiary, plus

          (7) $15 million.

     (ii) The limitations set forth in paragraph (i) above do not prevent the company or any Restricted Subsidiary from making the following Restricted Payments so long as, at the time thereof, no Default or Event of Default shall have occurred and be continuing (except in the case of clause (A) below under which a Restricted Payment may be made even if a Default or Event of Default has occurred and is continuing):

          (A) the payment of any dividend on Capital Stock of the company or any Restricted Subsidiary within 60 days after the declaration thereof, if at such declaration date such dividend could have been paid in compliance with paragraph (i) above;

          (B) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the company) of Capital Stock of the company;

          (C) the making of any principal payment on or the repurchase, redemption, defeasance or other acquisition or retirement for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, of any Pari Passu Indebtedness or Subordinated Indebtedness (other than Redeemable Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the company) of Capital Stock of the company;

          (D) the making of any principal payment on or the repurchase, redemption, defeasance or other acquisition or retirement for value of Pari Passu Indebtedness or Subordinated Indebtedness in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent Incurrence (other than a sale to a Subsidiary of the company) of Pari Passu Indebtedness or Subordinated Indebtedness so long as such new Indebtedness is Permitted Refinancing Indebtedness and such new Indebtedness (1) has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Notes and (2) has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity of the final scheduled principal payment of the Notes; and

          (E) loans made to officers, directors and employees of the company or any Restricted Subsidiary approved by the Board of Directors (or a duly authorized officer), the proceeds of which are used (1) to purchase common stock of the company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options and
     (2) to refinance loans, together with accrued interest thereon, made pursuant to item (1) of this clause (E), provided, however, that such loans do not exceed $7.5 million at any one time outstanding (and at all times the aggregate amount of all such loans outstanding shall be deemed to be the same amount as is deemed outstanding under Section 4.04(b)(v) of the Series A 9 1/4% Note Indenture).

     The actions described in clauses (A), (B), (C) and (E) of this paragraph
(ii) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (ii) but shall reduce the amount that would otherwise be available for Restricted Payments under paragraph (i) (provided that any dividend paid pursuant to clause (A) of this paragraph (ii) shall reduce the amount that would otherwise be available under paragraph (i) when declared, but not also when subsequently paid pursuant to such clause (A)), and the actions described in clause (D) of paragraph (ii) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph
(ii) but shall not reduce the amount that would otherwise be available for Restricted Payments under paragraph (i).

     "Permitted Investments" means any and all of the following (including, without limitation, any such actions taken prior to the Issue Date but from and after the Series A Issue Date):

     (i) Permitted Short-Term Investments; (ii) Investments in property, plant and equipment used in the ordinary course of business and Permitted Business Investments; (iii) Investments by a Restricted Subsidiary in the company; (iv) Investments by the company or any Restricted Subsidiary in any Restricted Subsidiary; (v) Investments by the company or any Restricted Subsidiary in a Person, if such Person or a Subsidiary of such Person will, as a result of the making of such Investment and all other contemporaneous related transactions, become a Restricted Subsidiary or be merged or consolidated with or transfer or convey all or substantially all of its assets to the company or a Restricted Subsidiary; (vi) Investments in Persons in the Oil and Gas Business (other than Restricted Subsidiaries) intended to promote the company's strategic business objectives in an amount not to exceed $20 million at any one time outstanding (which Investments shall be deemed to be no longer outstanding only upon the return of capital thereof); (vii) Investments in the form of securities received from Asset Sales, provided that such Asset Sales are made in compliance with the "Limitation on Asset Sales" covenant; (viii) Investments in negotiable instruments held for collection, lease, utility and other similar deposits, and stock, obligations or other securities received in settlement of debts (including, without limitation, under any bankruptcy or other similar proceeding) owing to the company or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Liens or Indebtedness, in each of the foregoing cases in the ordinary course of business of the company or such Restricted Subsidiary; (ix) Investments in the form of Permitted Hedging Agreements of the company and its Restricted Subsidiaries; (x) relocation allowances, advances and loans to officers, directors and employees of the company or any of its Restricted Subsidiaries in the ordinary course of business, provided such items do not exceed $2.5 million at any one time outstanding; and (xi) Investments not otherwise permitted to be made pursuant to this paragraph in an amount not to exceed $5 million at any one time outstanding.

     At all times the aggregate amount of Investments outstanding under clauses
(vi), (x) and (xi) of this definition shall be deemed to be the same amounts as are deemed outstanding under clauses (vi), (x) and (xi), respectively, of the definition of the term "Permitted Investments" in the Series A 9 1/4% Note Indenture.

  Limitation on Asset Sales

     The Indenture provides that the company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale and (ii) all of the consideration paid to the company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Permitted Short-Term Investments, Exchanged Properties, Liquid Securities or the assumption by the purchaser of liabilities of the company (other than liabilities of the company that are by their terms subordinated to the Notes), liabilities of any Subsidiary Guarantor that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor's Subsidiary Guaranty), or liabilities of any Restricted Subsidiary that made such Asset Sale and which is not a Subsidiary Guarantor, in each case as a result of which the company and its Restricted Subsidiaries are no longer liable ("Permitted Consideration"); provided, however, that the company and its Restricted Subsidiaries shall be permitted to receive Property other than Permitted Consideration if, after giving pro forma effect to such Asset Sale, the aggregate Fair Market Value (evaluated at the time of such Asset Sale) of all such Property other than Permitted Consideration received from Asset Sales made after the Series A Issue Date, which Property is held by the company or any Restricted Subsidiary at the time of such Asset Sale, shall not exceed 10% of Adjusted Consolidated Net Tangible Assets.

     The Net Available Cash from Asset Sales may be applied by the company or a Restricted Subsidiary, to the extent the company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness),

          (i) to prepay, repay or purchase Senior Indebtedness of the company or a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary (in each case excluding Indebtedness owed to the company or an Affiliate of the company) in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future Incurrences of Indebtedness thereunder;

          (ii) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the company or another Restricted Subsidiary);

          (iii) to purchase Notes or Series A 9 1/4% Notes or 9 7/8% Notes pursuant to a 9 7/8% Notes Asset Sale Offer (as defined) (excluding Notes, Series A 9 1/4% Notes or 9 7/8% Notes owned by the company or an Affiliate of the company); or

          (iv) in such other manner as the company or such Restricted Subsidiary may elect in compliance with the other provisions of the Indenture.

     Any Net Available Cash from an Asset Sale not applied in accordance with clauses (i), (ii) and (iii) of the preceding paragraph within 360 days from the date of such Asset Sale shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the company will be required to make an offer to purchase Notes having an aggregate principal amount equal to the aggregate amount of Excess Proceeds (the "Prepayment Offer") at a purchase price equal to 100% of the principal amount of such Notes plus accrued and unpaid interest thereon (if any) to the Purchase Date (as defined) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture, but, if the terms of any Pari Passu Indebtedness require that a Pari Passu Offer (as defined) be made contemporaneously with the Prepayment Offer, then the Excess Proceeds shall be prorated between the Prepayment Offer and such Pari Passu Offer in accordance with the aggregate outstanding principal amounts of the Notes and such Pari Passu Indebtedness, and the aggregate principal amount of Notes for which the Prepayment Offer is made shall be reduced accordingly. If the aggregate principal amount of Notes tendered by Holders thereof exceeds the amount of available Excess Proceeds, then such Excess Proceeds will be allocated pro rata according to the principal amount of the Notes tendered and the Trustee will select the Notes to be purchased in accordance with the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and provided that all Holders of Notes have been given the opportunity to tender their Notes for purchase as described in the following paragraph in accordance with the Indenture, the company or such Restricted Subsidiary may use such remaining amount for general corporate purposes otherwise permitted under the Indenture and the amount of Excess Proceeds will be reset to zero.

     To the extent required by any Pari Passu Indebtedness, and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company may make an offer to purchase the 9 7/8% Notes (a
"9 7/8% Notes Asset Sale Offer"), the Series A 9 1/4% Notes or any other such Pari Passu Indebtedness (a "Pari Passu Offer") using Net Available Cash. The indenture governing the 9 7/8% Notes requires the company to make an offer to purchase the 9 7/8% Notes in the event of certain types of asset sales. Although similar in concept to the Prepayment Offer, the specific terms of the 9 7/8% Notes asset sale purchase offer differ materially from the terms of the Prepayment Offer, including, without limitation, the requirement that reinvestment or repayment of Indebtedness must be completed within 180 days after the asset sale giving rise to such obligation. Accordingly, it is likely that any 9 7/8% Notes Asset Sale Offer would be made prior to the Prepayment Offer. In addition, the Series A 9 1/4% Note Indenture provides, and future Pari Passu Indebtedness could provide, for Pari Passu Offers to be made simultaneously with the Prepayment Offer. In the event of a Pari Passu Offer made simultaneously with the Prepayment Offer, the Excess Proceeds shall be prorated between the Pari Passu Offer and the Prepayment Offer in accordance with the outstanding principal amount of the Notes and such Pari Passu Indebtedness as noted above. In either case, the existence of a Pari Passu Offer could result in a decrease in the amount of Excess Proceeds available for the Prepayment Offer. See "Risk Factors -- Substantial Leverage."

     The company will comply, to the extent applicable, with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

  Incurrence of Layered Indebtedness

     The Indenture provides that (i) the company will not Incur any Indebtedness that is subordinated or junior in right of payment to any Senior Indebtedness unless such Indebtedness constitutes Indebtedness that is junior to, or pari passu with, the Notes in right of payment, and (ii) no Subsidiary Guarantor shall Incur any Indebtedness that is subordinated or junior in right of payment to any other Indebtedness of such Subsidiary Guarantor unless such Indebtedness is, by its terms, pari passu with or subordinated in right of payment to such Subsidiary Guarantor's Subsidiary Guaranty.

  Limitation on Transactions with Affiliates

     The Indenture provides that the company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the company unless (i) such transaction or series of related transactions is on terms that are no less favorable to the company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party, (ii) with respect to a transaction or series of related transactions involving payments in excess of $1 million in the aggregate, the company delivers an Officers' Certificate to the Trustee certifying that such transaction complies with clause (i) above, and (iii) with respect to a transaction or series of transactions involving payments in excess of $5 million in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that (A) such transaction complies with clause (i) above and (B) such transaction or series of related transactions has been approved by a majority of the disinterested directors of the Board of Directors of the company.

     The limitations of the preceding paragraph do not apply to:

          (i) the payment of reasonable and customary regular fees to directors of the company or any of its Restricted Subsidiaries who are not employees of the company or any of its Restricted Subsidiaries;

          (ii) indemnities of officers and directors of the company or any Subsidiary consistent with such Person's bylaws and applicable statutory provisions;

          (iii) any employee compensation and other benefit arrangements entered into by the company or any of its Subsidiaries in the ordinary course of business;

          (iv) relocation allowances, advances and loans made to officers, directors and employees of the company and its Restricted Subsidiaries provided such items do not exceed $2.5 million in the aggregate at any one time outstanding;

          (v) transactions among the company and its Restricted Subsidiaries;

          (vi) loans constituting Restricted Payments made pursuant to and in compliance with paragraph (ii), clause (E) of the "Limitation on Restricted Payments" covenant; and

          (vii) the gas gathering agreement between the company and the Existing Unrestricted Subsidiary as in effect on the Series A Issue Date and oil and gas operating agreements entered into in the ordinary course of business by the company and its Restricted Subsidiaries in a manner consistent with the current practice of the company and its Restricted Subsidiaries so long as such operating agreements are in a form customary in the Oil and Gas Business.

  Limitation on Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the company will not, and will not permit any Restricted Subsidiary to, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or Redeemable Stock held by the company or a Restricted Subsidiary, (ii) make payments in respect of any Indebtedness owed to the company or any of its Restricted Subsidiaries, (iii) make loans or advances to the company or any of its Restricted Subsidiaries or (iv) transfer any of its assets to the company or any of its Restricted Subsidiaries, other than (A) consensual encumbrances or restrictions required by the Bank Credit Facility that are not more restrictive than those in effect under the Bank Credit Facility on the Series A Issue Date,
(B) with respect to clause (iv) above, customary provisions restricting subletting, assignment, pledging or transfer of any Property that is a lease, license, contract or similar type of Property, (C) consensual encumbrances or restrictions in instruments governing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, provided that such Indebtedness was not Incurred in anticipation of such acquisition, (D) with respect to clause (iv) above, purchase money obligations for property acquired in the ordinary course of business, (E) with respect to clause (iv) above, customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale and (F) consensual encumbrances or restrictions in instruments governing Indebtedness Incurred to refinance, refund, extend or renew Indebtedness referred to in clauses (C) and
(D) above, provided that the payment restrictions contained therein are not more restrictive taken as a whole than those provided for in the Indebtedness being refinanced, refunded, extended or renewed.

  Limitation on Redemptions and Other Repayments of Notes and Series A 9 1/4% Notes

     The company will not optionally make any principal payment on, or redeem, repurchase, defease (including in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled principal payment, scheduled sinking fund payment or other stated maturity (collectively, for purposes of this covenant only, "redeem," and such action being a "redemption") the Notes unless, substantially concurrently with such redemption, the company redeems (or, if such redemption of Series A 9 1/4% Notes requires the consent of the holders of the Series A 9 1/4% Notes, offers to redeem) an aggregate principal amount of the Series A 9 1/4% Notes (rounded to the nearest integral multiple of $1,000) equal to the product of (i) a fraction, the numerator of which is the aggregate principal amount of the Notes to be so redeemed (or for which such offer to redeem will be made) and the denominator of which is the aggregate principal amount of the Notes outstanding immediately prior to such proposed redemption and (ii) the aggregate principal amount of the Series A 9 1/4% Notes outstanding immediately prior to such proposed redemption.

     The company will not optionally redeem the Series A 9 1/4% Notes unless, substantially concurrently with such redemption, the company redeems (or, if such redemption of Notes requires the consent of the holders of the Notes, offers to redeem) an aggregate principal amount of the Notes (rounded to the nearest integral multiple of $1,000) equal to the product of (i) a fraction, the numerator of which is the aggregate principal amount of the Series A 9 1/4% Notes to be so redeemed (or for which such offer to redeem will be made) and the denominator of which is the aggregate principal amount of the Series A 9 1/4% Notes outstanding immediately prior to such proposed redemption and (ii) the aggregate principal amount of the Notes outstanding immediately prior to such proposed redemption.

     The preceding two paragraphs shall not apply to a purchase of the Notes or the Series A 9 1/4% Notes that satisfies both of the following requirements: (1) such purchase is an individually negotiated, one-on-one private transaction or an open-market transaction; and (2) such purchase does not constitute a "tender offer" under applicable law.

MERGER, CONSOLIDATION AND SALE OF SUBSTANTIALLY ALL ASSETS

     The Indenture provides that (i) the company will not merge or consolidate with or into any other Person (whether or not the company is the surviving entity), and (ii) the company will not and will not permit its Restricted Subsidiaries to, directly or indirectly, sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the Property of the company and its Restricted Subsidiaries taken as a whole in any one transaction or a series of transactions (including, without limitation, dispositions pursuant to mergers, consolidations, Investments and Production Payments and Reserve Sales), in each case unless:

          (A) the Surviving Entity shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia;

          (B) if the company is not the Surviving Entity, the Surviving Entity expressly assumes, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by the Surviving Entity, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the company (and in the case of clause (ii) above, the company and the Surviving Entity shall both be considered as the issuer of the Notes);

          (C) in the case of the sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Property of the company and its Restricted Subsidiaries taken as a whole, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (D) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (E) except in the case of a merger of the company with a Restricted Subsidiary, immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Entity would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant;

          (F) except in the case of a merger of the company with a Restricted Subsidiary, immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Entity shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the company immediately prior to the transaction or series of transactions;

          (G) if the company is not the Surviving Entity, then (1) each Subsidiary Guarantor (unless it is the Surviving Entity) shall have executed and delivered to the Trustee a supplemental indenture satisfactory to the Trustee confirming that such Subsidiary Guarantor's Subsidiary Guaranty remains in full force and effect and guarantees the Surviving Entity's obligations under the Indenture and the Notes, (2) each Significant Subsidiary of the Surviving Entity (determined immediately after giving effect to such transaction or series of transactions on a pro forma basis) shall have executed and delivered to the Trustee a supplemental indenture satisfactory to the Trustee pursuant to which such Person becomes a Subsidiary Guarantor and guarantees the Notes pursuant to the terms of a Subsidiary Guaranty and (3) in the case of clause (ii) above, the company shall have executed and delivered to the Trustee a supplemental indenture satisfactory to the Trustee pursuant to which the company confirms its obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the company; and

          (H) the company and, if the company is not the Surviving Entity, the Surviving Entity, each shall have delivered to the Trustee Officers' Certificates (attaching the calculations to demonstrate compliance with clauses (E) and (F) above) and an Opinion of Counsel, each stating that such merger, consolidation or disposition and any such supplemental indentures comply with the above provisions and that all conditions precedent relating to such transaction or transactions have been complied with.

The term "Surviving Entity" shall mean the Person referred to in clauses (i) and
(ii) above (1) formed by or surviving any such merger or consolidation involving the company or (2) to which any such sale, transfer, assignment, lease, conveyance or other disposition is made.

     In addition to, and not in limitation of the preceding paragraph, the Indenture further provides that (i) the company will not permit any Material Restricted Subsidiary to merge or consolidate with or into any other Person (whether or not such Material Restricted Subsidiary survives such merger or consolidation) and (ii) the company will not permit any Material Restricted Subsidiary to directly or indirectly issue Capital Stock or Redeemable Stock in a single transaction or a series of transactions (including, without limitation, engaging in any recapitalization or similar transaction) if, after giving effect to such issuance (and all possible conversions, exercises and similar events with respect to any such stock (whether or not then convertible or exercisable) in order to reach a fully diluted, fully converted basis), such Material Restricted Subsidiary would no longer be a Subsidiary of the company, in each case unless:

          (A) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (B) except in the case of a merger of a Material Restricted Subsidiary with the company or a Wholly Owned Restricted Subsidiary, immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant;

          (C) except in the case of a merger of a Material Restricted Subsidiary with the company or a Wholly Owned Restricted Subsidiary, immediately after giving effect to such transaction or series of transactions on a pro forma basis, the company shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the company immediately prior to the transaction or series of transactions;

          (D) the Material Restricted Subsidiary Survivor shall have executed and delivered to the Trustee, as appropriate, either (1) a supplemental indenture satisfactory to the Trustee confirming that such Material Restricted Subsidiary Survivor's Subsidiary Guaranty remains in full force and effect and guarantees the company's obligations under the Indenture and the Notes, or (2) a supplemental indenture satisfactory to the Trustee pursuant to which such Material Restricted Subsidiary Survivor becomes a Subsidiary Guarantor and guarantees the Notes pursuant to the terms of a Subsidiary Guaranty; and

          (E) the company and such Material Restricted Subsidiary Survivor each shall have delivered to the Trustee Officers' Certificates (in the case of the company, attaching the calculations to demonstrate compliance with clauses (B) and (C) above) and an Opinion of Counsel, each stating that such merger, consolidation or issuance and any such supplemental indentures comply with the above provisions and that all conditions precedent relating to such transaction or transactions have been complied with.

The term "Material Restricted Subsidiary Survivor" shall mean (1) in the case of clause (i) above, the Person surviving any such merger or consolidation or (2) in the case of clause (ii) above, such Material Restricted Subsidiary.

     With respect to each transaction or series of transactions described above, giving effect to such transaction or series of transactions on a pro forma basis shall include, without limitation, (i) treating any Indebtedness not previously the obligation of the company or any of its Restricted Subsidiaries which becomes an obligation of the company or any of its Restricted Subsidiaries in connection with or as a result of such transaction or series of transactions as having been Incurred at the time of such transaction or series of transactions, and (ii) giving effect to any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to the company, Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary.

     "Additional Assets" means:

          (i) any Property (other than cash, Permitted Short-Term Investments or securities) used in the Oil and Gas Business or any business ancillary thereto,

          (ii) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary made in compliance with the definition of the term "Restricted Subsidiary" and the "Limitation on Restricted Payments" covenant,

          (iii) the acquisition from third parties of Capital Stock of a Restricted Subsidiary,

          (iv) the costs of acquiring, exploiting, developing, exploring, producing or operating in respect of oil and gas properties, or

          (v) Permitted Business Investments.

     "Adjusted Consolidated Net Tangible Assets" means, without duplication, as of the date of determination, (i) the sum of (A) discounted future net cash flows from proved oil and gas reserves of the company and its Restricted Subsidiaries, calculated in accordance with Commission guidelines (before any state or Federal income tax), as estimated by the company and reviewed by independent petroleum engineers as of a date no earlier than the date of the company's latest annual consolidated financial statements (or, in the case that the date of determination is after the end of the first fiscal quarter of the fiscal year of the company, as estimated by the company's engineers as of a date no earlier than the end of the most recent fiscal quarter, which estimates shall be confirmed by independent petroleum engineers in accordance with Commission guidelines in the event of a Material Change), (B) the Net Working Capital on a date no earlier than the date of the company's latest consolidated annual or quarterly financial statements and (C) with respect to each other tangible asset (including undeveloped acreage) of the company or its Restricted Subsidiaries, the greater of (1) the net book value of such other tangible asset on a date no earlier than the date of the company's latest consolidated annual or quarterly financial statements and (2) the appraised value, as estimated by a qualified independent appraiser, of such other tangible asset, as of a date no earlier than the date of the company's latest audited financial statements, minus (ii) minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any gas balancing liabilities of the company and its Restricted Subsidiaries.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the Property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Subsidiary Guaranty, of such Subsidiary Guarantor at such date.

     "Affiliate" of any specified Person means any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (ii) which beneficially owns or holds directly or indirectly 10% or more of any class of the Voting Stock of such specified Person or of any Subsidiary of such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means (including, without limitation, any such actions taken prior to the Issue Date but from and after the Series A Issue Date): (i) any direct or indirect sale, transfer, assignment, lease, conveyance or other disposition (including, without limitation, dispositions pursuant to any merger, consolidation, Investment or Production Payment and Reserve Sale) by the company or any of its Restricted Subsidiaries in any single transaction or series of transactions having a Fair Market Value in excess of $1 million of (A) shares of Capital Stock or other ownership interests of another Person (including Capital Stock of Unrestricted Subsidiaries) or (B) any other Property of the company or any of its Restricted Subsidiaries, and (ii) the issuance of Capital Stock (including, without limitation, pursuant to any merger, consolidation, recapitalization or similar transaction) by a Restricted Subsidiary to a Person other than the company or a Wholly Owned Restricted Subsidiary in any single transaction or series of transactions having a Fair Market Value in excess of $1 million. Notwithstanding the preceding sentence, the term "Asset Sale" shall not include:

          (i) the sale or transfer of Permitted Short-Term Investments, inventory, accounts receivable or other Property (excluding the sale or transfer of oil and gas in place and other interests in real property) in the ordinary course of business;

          (ii) the lease, farm-out or abandonment of any oil and gas property in the ordinary course of business of the company and its Restricted Subsidiaries and in a manner customary in the Oil and Gas Business;

          (iii) the disposition of Property received in settlement of debts (including, without limitation, under any bankruptcy or similar proceeding) owing to the company or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to the company or any Restricted Subsidiary in the ordinary course of business of the company or such Restricted Subsidiary;

          (iv) the transfer of Property to an Unrestricted Subsidiary or other Person to the extent that such transfer constitutes a Restricted Payment made pursuant to and in compliance with the "Limitation on Restricted Payments" covenant;

          (v) any disposition of all or substantially all of the Property of the company and its Restricted Subsidiaries taken as a whole made subject to and in compliance with the "Merger, Consolidation and Sale of Substantially All Assets" covenant;

          (vi) the disposition of any Property by the company or a Restricted Subsidiary to the company or a Restricted Subsidiary;

          (vii) any issuance of Capital Stock made by a Material Restricted Subsidiary that results in such Material Restricted Subsidiary no longer being a Subsidiary of the company, which issuance was made subject to and in compliance with the "Merger, Consolidation and Sale of Substantially All Assets" covenant; and

          (viii) any Production Payment and Reserve Sale created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after, the acquisition of the Property that is subject thereto.

     "Assigned Restricted Subsidiary Indebtedness" means Indebtedness of a Restricted Subsidiary to the company that the company has assigned to the lenders under the Bank Credit Facility, as collateral securing Indebtedness of the company under the Bank Credit Facility.

     "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of
(A) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (B) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Bank Credit Facility" means collectively, one or more senior credit facilities or commercial paper facilities with banks or other institutional lenders (including, without limitation, the credit facility pursuant to the Amended and Restated Credit Agreement, dated June 14, 1996, as amended, among the company, The Chase Manhattan Bank, as Agent, and certain banks), together with any security and related documents, as all such credit facilities and documents may be amended, supplemented, extended, increased, refinanced or replaced from time to time. For purposes of determining whether Indebtedness under the Bank Credit Facility constitutes Permitted Indebtedness and only for such purposes, Indebtedness Incurred in reliance on clause (i) of the first paragraph of the "Limitation on Indebtedness" covenant shall not be deemed to constitute Indebtedness Incurred in reliance on clause (i) of the definition of the term "Permitted Indebtedness."

     "Capitalized Lease Obligation" of any Person means the obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of the "Limitation on Liens" covenant, a Capitalized Lease Obligation shall be deemed to be secured by a Lien on the Property being leased.

     "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person; provided, however, that "Capital Stock" shall not include Redeemable Stock.

     "Commission" means the Securities and Exchange Commission.

     "Consolidated Interest Coverage Ratio" means, as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date"), the ratio of (i) the aggregate amount of EBITDA of the company and its consolidated Restricted Subsidiaries for the four full fiscal quarters immediately prior to the Transaction Date to (ii) the aggregate Consolidated Interest Expense of the company and its Restricted Subsidiaries that is anticipated to accrue during a period consisting of the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Indebtedness of the company and its Restricted Subsidiaries expected by the company to be outstanding on the Transaction Date), assuming for the purposes of this measurement the continuation of market interest rates prevailing on the Transaction Date and base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of the Transaction Date, provided, that if the company or any of its Restricted Subsidiaries is a party to any Interest Rate Protection Agreement which would have the effect of changing the interest rate on any Indebtedness of the company or any of its Restricted Subsidiaries for such four quarter period (or a portion thereof), the resulting rate shall be used for such four quarter period or portion thereof; provided, further, that any Consolidated Interest Expense with respect to Indebtedness incurred or retired by the company or any of its Restricted Subsidiaries during the fiscal quarter in which the Transaction Date occurs shall be calculated as if such Indebtedness was so incurred or retired on the first day of the fiscal quarter in which the Transaction Date occurs. In addition, if since the beginning of the four full fiscal quarter period preceding the Transaction Date, (i) the company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period or (ii) the company or any of its Restricted Subsidiaries shall have acquired any material assets, EBITDA shall be calculated on a pro forma basis as if such asset acquisitions had occurred on the first day of such four fiscal quarter period.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, (i) the sum of (A) the aggregate amount of cash and noncash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (1) any amortization of debt discount, (2) net costs associated with Interest Rate Protection Agreements (including any amortization of discounts), (3) the interest portion of any deferred payment obligation, (4) all accrued interest, and (5) all commissions, discounts, commitment fees, origination fees and other fees and charges owed with respect to any Bank Credit Facility and other Indebtedness paid, accrued or scheduled to be paid or accrued during such period); (B) Preferred Stock and Redeemable Stock dividends of such Person and of its Restricted Subsidiaries (if such dividends are paid to a Person other than such Person or its Wholly Owned Restricted Subsidiaries) declared and payable other than in kind; (C) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capitalized Lease Obligation allocable to interest expense in accordance with GAAP; (D) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction that is Indebtedness allocable to interest expense (determined as if such obligation were treated as a Capitalized Lease Obligation); and (E) to the extent any Indebtedness of any other Person (other than Restricted Subsidiaries) is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued by such other Person during such period attributable to any such Indebtedness; less (ii) to the extent included in (i) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period; in the case of both
(i) and (ii) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom, without duplication,

          (i) items classified as extraordinary (other than the tax benefit of the utilization of net operating loss carry-forwards and alternative minimum tax credits);

          (ii) any gain or loss, net of taxes, on the sale or other disposition of assets (including the Capital Stock of any other Person) in excess of $1 million, from any sale or disposition, or series of related sales or dispositions (but in no event shall this clause (ii) apply to the sale of oil and gas inventories in the ordinary course of business);

          (iii) the net income of any Subsidiary of such specified Person to the extent the transfer to that Person of that income is restricted by contract or otherwise, except for any cash dividends or cash distributions actually paid by such Subsidiary to such Person during such period;

          (iv) the net income (or net loss) of any other Person in which such specified Person or any of its Restricted Subsidiaries has an ownership interest (which ownership interest does not cause the net income of such other Person to be consolidated with the net income of such specified Person in accordance with GAAP or is an interest in a consolidated Unrestricted Subsidiary), except to the extent of the amount of cash dividends or other cash distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period;

          (v) the net income (or net loss) of any Person acquired by such specified Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition;

          (vi) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan;

          (vii) any adjustments of a deferred tax liability or asset pursuant to Statement of Financial Accounting Standards No. 109 which result from changes in enacted tax laws or rates; and

          (viii) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders' equity) amounts attributable to Redeemable Stock of such Person or its Restricted Subsidiaries.

     "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

     "EBITDA" means with respect to any Person for any period, the Consolidated Net Income of such Person and its consolidated Restricted Subsidiaries for such period, plus (i) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and deducted in the determination of such Consolidated Net Income, without duplication, (A) income tax expense (but excluding income tax expense relating to (1) sales or other disposition of assets (including the Capital Stock of any other Person) resulting in a net gain in excess of $1 million and (2) the redemption or retirement of any Indebtedness prior to its Stated Maturity), (B) Consolidated Interest Expense, (C) depreciation and depletion expense, (D) amortization expense, (E) exploration expense, (F) any loss, net of taxes, in connection with the redemption or retirement of any Indebtedness prior to its Stated Maturity, and (G) any other noncash charges, including, without limitation, unrealized foreign exchange losses; less (ii) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and added in the determination of such Consolidated Net Income, without duplication, (A) income tax recovery (but excluding income tax recovery relating to (1) sales or other dispositions of assets (including the Capital Stock of any other Person) resulting in a net loss in excess of $1 million and (2) the redemption or retirement of any Indebtedness prior to its Stated Maturity), (B) any gain, net of taxes, in connection with the redemption or retirement of any Indebtedness prior to its Stated Maturity and (C) unrealized foreign exchange gains.

     "Equity Offering" means a bona fide underwritten sale to the public of Capital Stock of the company pursuant to a registration statement (other than a Form S-8 or any other form relating to securities issuable under any employee benefit plan of the company) that is declared effective by the Commission following the Series A Issue Date and resulting in aggregate gross proceeds to the company of at least $30 million.

     "Event of Default" has the meaning set forth under the caption "-- Events of Default and Notice."

     "Exchanged Properties" means oil and gas properties received by the company or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties.

     "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or any combination thereof, designed and entered into in order to provide protection against fluctuations in currency exchange rates, and entered into in the ordinary course of business of such Person.

     "Existing Unrestricted Subsidiary" means Resource Gathering Systems, Inc., a California corporation.

     "Fair Market Value" means, with respect to any assets to be transferred pursuant to any Asset Sale or Sale and Leaseback Transaction or any non-cash consideration or property transferred or received by any Person, the fair market value of such consideration or property as determined in good faith by (i) any officer of the company if such fair market value is less than $10 million and
(ii) the Board of Directors of the company as evidenced by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $10 million.

     "GAAP" means United States generally accepted accounting principles as in effect on the Series A Issue Date, unless stated otherwise.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any Lien on the assets of such Person securing obligations of the primary obligor and any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase or payment of) any security for the payment of such Indebtedness, (ii) to purchase Property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that a Guarantee by any Person shall not include
(A) endorsements by such Person for collection or deposit, in either case, in the ordinary course of business or (B) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (ii) of the definition of Permitted Investments.

     "Holder" means the Person in whose name a Note is registered on the Security Register.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. For purposes of this definition, Indebtedness of the company or a Restricted Subsidiary held by a Wholly Owned Restricted Subsidiary shall be deemed to be Incurred by the company or such Restricted Subsidiary in the event such Wholly Owned Restricted Subsidiary ceases to be a Wholly Owned Restricted Subsidiary or in the event such Indebtedness is transferred to a Person other than the company or a Wholly Owned Restricted Subsidiary. For purposes of this definition, any non-interest bearing or other discount Indebtedness shall be deemed to have been Incurred only on the date of the original issuance thereof.

     "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent,

          (i) any Obligation of such Person for borrowed money,

          (ii) any Obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such Obligations incurred in connection with the acquisition of Property, assets or businesses,

          (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (iv) any Obligation of such Person issued or assumed as the deferred purchase price of Property or services,

          (v) any Capital Lease Obligation of such Person,

          (vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination,

          (vii) any payment obligation of such Person under Permitted Hedging Agreements at the time of determination,

          (viii) any obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party, and

          (ix) any obligation of the type referred to in clauses (i) through
     (viii) of this paragraph of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise; provided that Indebtedness shall not include Production Payments and Reserve Sales.

     For purposes of this definition, the maximum fixed repurchase price of any Redeemable Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional Obligations as described above and the maximum liability at such date in respect of any contingent Obligations described above.

     Notwithstanding the foregoing, so long as any principal of, premium, if any, on or interest on the 9 7/8% Notes remains outstanding, for purposes of the subordination provisions of the Indenture, the Notes and any Subsidiary Guaranties (and to the extent used therein, any applicable definitions and other provisions, if any), and only for such purposes, "Indebtedness" means (without duplication), with respect to any Person,

          (i) any liability or obligation, contingent or otherwise, of such Person (A) for borrowed money, (B) evidenced by bonds, notes, debentures or similar instruments, (C) with respect to the reimbursement of any letter of credit or banker's acceptance, (D) representing the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes a trade payable or accrued liability in the ordinary course of business that is not overdue by more than 120 days or is being contested in good faith), (E) for the payment of money relating to a Capitalized Lease Obligation or (F) in respect of Interest Rate Protection Agreements;

          (ii) direct and indirect Guarantees or similar agreements, contingent or otherwise, in respect of any Obligation of others of the types described in the preceding clause (i);

          (iii) any Obligation or liability secured by a consensual Lien to which the property or assets of such Person are subject, regardless of whether the Obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability;

          (iv) with respect to such Person, the liquidation preference and any mandatory redemption payment obligations in respect of Redeemable Stock; and

          (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) and (iv).

     "Interest Rate Protection Agreement" means, with respect to any Person, any interest rate swap agreement, forward rate agreement, interest rate cap or other rate hedge arrangement to or under which such Person is a party or a beneficiary, and, in the case of the company and its Restricted Subsidiaries, only to the extent such agreements are related to payment obligations on Indebtedness of the company and its Restricted Subsidiaries permitted by the terms of the "Limitation on Indebtedness" covenant and are entered into in the ordinary course of business of the company and its Restricted Subsidiaries.

     "Investment" means, with respect to any Person (i) any amount paid by such Person, directly or indirectly (such amount to be the Fair Market Value of such Capital Stock, securities or Property at the time of transfer), to any other Person for Capital Stock or other securities of, or as a capital contribution to, any other Person or (ii) any direct or indirect loan or advance to any other Person (other than accounts receivable of such Person arising in the ordinary course of business); provided, however, that Investments shall not include extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and any increase in the equity ownership in any Person resulting from retained earnings of such Person.

     "Issue Date" means the date upon which the Notes first are issued and authenticated under the Indenture.

     "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). For purposes of the "Limitation on Liens" covenant, a Capitalized Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

     "Liquid Securities" means securities (i) of an issuer that is not an Affiliate of the company, (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market and (iii) as to which the company is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (i), (ii) and (iii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (x) the date on which such securities are sold or exchanged for cash or Permitted Short-Term Investments and (y) 180 days following the date of receipt of such securities. In the event such securities are not sold or exchanged for cash or cash equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the company or a Restricted Subsidiary received the securities was in compliance with the "Limitation on Asset Sales" covenant, such securities shall be deemed not to have been Liquid Securities at any time.

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 20% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of the company and its Restricted Subsidiaries, calculated in accordance with clause (i)(A) of the definition of Adjusted Consolidation Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves with respect to which the company's estimate of the discounted future net cash flows from proved oil and gas reserves has been confirmed by independent petroleum engineers and (ii) any dispositions of Properties existing at the beginning of such quarter that have been disposed of in compliance with the "Limitation on Asset Sales" covenant.

     "Material Restricted Subsidiary" means any Restricted Subsidiary that directly or indirectly (including through its Subsidiaries) owns or controls Property constituting all or substantially all of the Property of the company and its Restricted Subsidiaries taken as a whole.

     "Net Available Cash" from an Asset Sale means cash proceeds received therefrom (including (i) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and (ii) the Fair Market Value of Liquid Securities and Permitted Short-Term Investments, and excluding (A) any consideration received in the form of assumption of Indebtedness of the company or any Restricted Subsidiary, and (B) except to the extent subsequently converted to cash, Liquid Securities or Permitted Short-Term Investments, consideration constituting Exchanged Properties or consideration other than Permitted Consideration), in each case net of (i) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale, (ii) all payments (which payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future Incurrences of Indebtedness thereunder) made by the company and its Restricted Subsidiaries on any Indebtedness (but specifically excluding Indebtedness of the company and its Restricted Subsidiaries assumed in connection with such Asset Sale) which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, (iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale, and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the company or any Restricted Subsidiary after such Asset Sale (to the extent such reserves are not subsequently reversed); provided, however, that
(A) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to the Company or its Restricted Subsidiaries from escrow; and (B) any Exchanged Properties and any consideration other than Permitted Consideration received in connection with an Asset Sale which are subsequently converted to cash, Liquid Securities or Permitted Short-Term Investments shall be deemed to be Net Available Cash at such time and shall thereafter be applied in accordance with the "Limitation on Asset Sales" covenant.

     "Net Working Capital" means (i) all current assets of the company and its Restricted Subsidiaries, less (ii) all current liabilities of the company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the company prepared in accordance with GAAP.

     "Obligation" means any principal, interest, premium, penalty, fee and any other liability payable under the documentation governing any Indebtedness.

     "Oil and Gas Business" means the business of exploiting, exploring for, developing, acquiring, producing, processing, gathering, marketing, storing, transporting, selling, hedging or swapping hydrocarbons or trading positions with respect thereto and/or with respect to transportation rates or basis differentials and other related energy businesses.

     "Oil and Gas Liens" means:

          (i) Liens on a specific oil or gas property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for "development" shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests);

          (ii) Liens on an oil and/or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

          (iii) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, partnership agreements, limited liability company agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business, provided in all instances that such Liens are limited to the assets that are the subject of the relevant agreement;

          (iv) Liens arising in connection with Production Payments and Reserve Sales; and

          (v) Liens on pipelines or pipeline facilities that arise by operation of law.

     "Oil and Gas Purchase, Sale and/or Swap Contract" means, with respect to any Person, any oil and gas purchase, sale and/or swap agreements and other agreements or arrangements, or any combination thereof, financially tied to oil and gas prices, transportation or basis fluctuations or differentials that are customary in the Oil and Gas Business and, in the case of the company and its Restricted Subsidiaries, which are entered into by the Company and its Restricted Subsidiaries in the ordinary course of their business.

     "Pari Passu Indebtedness" means any Indebtedness of the company (or a Subsidiary Guarantor) that is pari passu in right of payment with the Notes (or a Subsidiary Guaranty, as appropriate), including, without limitation, the 9 7/8% Notes and the Series A 9 1/4% Notes.

     "Permitted Business Investments" means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, storing, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation, (i) ownership interests in oil and gas properties or gathering, transportation, processing, storage or related systems and (ii) Investments and expenditures in the form of or pursuant to operating agreements, process agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements, limited liability company agreements, subscription agreements, stock purchase agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).

     "Permitted Consideration" has the meaning assigned to such term in the "Limitation on Asset Sales" covenant.

     "Permitted Designee" means (i) a spouse or a child of a Permitted Holder,
(ii) trusts whose sole beneficiaries are Permitted Holders or spouses or children of Permitted Holders, (iii) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or (iv) any Person so long as a Permitted Holder owns at least 51% of the voting power of all classes of the Voting Stock of such Person.

     "Permitted Hedging Agreements" means Interest Rate Protection Agreements, Exchange Rate Contracts and Oil and Gas Purchase, Sale and/or Swap Contracts.

     "Permitted Holders" means Nicholas J. Sutton, P. Michael Highum and their Permitted Designees.

     "Permitted Liens" means any and all of the following:

          (i) Liens existing as of the Series A Issue Date;

          (ii) Liens securing the Notes, the Subsidiary Guaranties and other obligations arising under the Indenture;

          (iii) any Lien existing on any Property of a Person at the time such Person is merged or consolidated with or into the company or a Subsidiary Guarantor or becomes a Restricted Subsidiary that is a Subsidiary Guarantor (and not incurred in anticipation of such transaction), provided that such Liens are not extended to other Property of the company or the Subsidiary Guarantors;

          (iv) any Lien existing on any Property at the time of the acquisition thereof (and not incurred in anticipation of such transaction), provided that such Liens are not extended to other Property of the company or the Subsidiary Guarantors;

          (v) any Lien incidental to the normal conduct of the business of the company or the Subsidiary Guarantors, the ownership of their Property or the conduct in the ordinary course of their business (including, without limitation, (A) easements, rights of way and similar encumbrances, (B) rights or title of lessors under leases (other than Capitalized Lease Obligations), (C) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the company or the Subsidiary Guarantors or on deposit with or in the possession of such banks, (D) Liens imposed by law, including without limitation, Liens under workers' compensation or similar legislation and mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens, (E) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, and (F) Liens on deposits made in the ordinary course of business), in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the company and its Restricted Subsidiaries taken as a whole;

          (vi) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP;

          (vii) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been made to the extent required by GAAP;

          (viii) Liens securing Permitted Hedging Agreements of the company and its Restricted Subsidiaries;

          (ix) Oil and Gas Liens Incurred in the ordinary course of the business of the company and its Restricted Subsidiaries;

          (x) purchase money security interests (including, without limitation, Capitalized Lease Obligations) granted in connection with the acquisition of fixed assets in the ordinary course of business of the company and its Restricted Subsidiaries, provided, that (A) such Liens attach only to the Property so acquired with the purchase money Indebtedness secured thereby and (B) such Liens secure only Indebtedness that is not in excess of the purchase price of such Property;

          (xi) Liens to secure Permitted Non-Recourse Indebtedness;

          (xii) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing Indebtedness of the company or any of its Subsidiaries so long as such deposit of funds is permitted under the "Limitation on Restricted Payments" covenant;

          (xiii) Liens resulting from a pledge of Capital Stock of a Person that is not a Restricted Subsidiary;

          (xiv) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in clauses (i), (ii), (iii), (iv) and (x) above; provided, however, that (A) such new Lien shall be limited to all or part of the same Property that secured the original Lien, plus improvements on such Property and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount of the Indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

          (xv) Liens in favor of the company.

Notwithstanding anything in this paragraph to the contrary, the term "Permitted Liens" does not include Liens resulting from the creation, incurrence, issuance, assumption or Guarantee of any Production Payment and Reserve Sale other than
(1) Production Payments and Reserve Sales in connection with the acquisition of Properties after the Series A Issue Date, provided that any such Liens created in connection therewith are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after, the acquisition of the Property that is subject thereto, or (2) Production Payments and Reserve Sales other than those described in clause (1) of this sentence to the extent such Production Payments and Reserve Sales constitute Asset Sales made pursuant to and in compliance with the "Limitation on Asset Sales" covenant.

     "Permitted Non-Recourse Indebtedness" means Indebtedness of the company or any Restricted Subsidiary Incurred in connection with the acquisition by the company or such Restricted Subsidiary of any Property with respect to which (i) the holders of such Indebtedness agree that they will look solely to the Property so acquired and securing such Indebtedness, and neither the company nor any Restricted Subsidiary (A) provides direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired Property) or (B) is directly or indirectly liable for such Indebtedness, and (ii) no default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other Indebtedness of the company or a Restricted Subsidiary to declare, a default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

     "Permitted Refinancing Indebtedness" means Indebtedness ("new Indebtedness") Incurred in exchange for, or the proceeds of which are used to refinance, other Indebtedness ("old Indebtedness"), provided, however, that (i) such new Indebtedness is in an aggregate principal amount not in excess of the sum of (A) the aggregate principal amount then outstanding of the old Indebtedness (or, if such old Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination), and
(B) an amount necessary to pay any fees and expenses, including premiums related to such exchange or refinancing, (ii) such new Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the old Indebtedness, (iii) such new Indebtedness has an Average Life to Stated Maturity at the time such new Indebtedness is Incurred that is equal to or greater than the Average Life to Stated Maturity of the old Indebtedness at such time and (iv) such new Indebtedness is subordinated in right of payment to Senior Indebtedness of the Company (or, if applicable, a Subsidiary Guarantor) and the Notes to at least the same extent, if any, as the old Indebtedness.

     "Permitted Short-Term Investments" means:

          (i) Investments in U.S. Government Obligations maturing within one year of the date of acquisition thereof,

          (ii) Investments in demand accounts, time deposit accounts, certificates of deposit, bankers acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any State thereof that is a member of the Federal Reserve System having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term indebtedness is rated "A" (or higher) according to Moody's Investors Service Inc.,

          (iii) Investments in demand accounts, time deposit accounts, certificates of deposit, bankers acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a Canadian bank to which the Bank Act (Canada) applies having capital, surplus and undivided profits aggregating in excess of U.S. $500 million,

          (iv) investments in deposits available for withdrawal on demand with any commercial bank which is organized under the laws of any country in which the company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (A) all such deposits have been made in such accounts in the ordinary course of business and (B) such deposits do not at any one time exceed $10 million in the aggregate,

          (v) repurchase and reverse repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) entered into with a bank meeting the qualifications described in either clause (ii) or (iii),

          (vi) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any State thereof with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's Investors Service Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, and

          (vii) Investments in any money market mutual fund having assets in excess of $250 million substantially all of which consist of obligations of the types described in clauses (i), (ii), (v) and (vi) hereof.

     "Person" means any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof or other entity.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of at least one other class of such Person; provided, however, that "Preferred Stock" shall not include Redeemable Stock.

     "Principal Agent" means, on any date, (i) if the Bank Credit Facility shall remain in effect on such date, the administrative agent(s) (or the institution(s) performing similar functions) under the Bank Credit Facility and
(ii) if the Bank Credit Facility is no longer in effect on such date, the administrative agent(s) (or the institution(s) performing similar functions) with respect to the Specified Senior Indebtedness (or, if applicable, Specified Senior Indebtedness of such Subsidiary Guarantor) having the highest principal amount (including all revolving credit, letter of credit and other working capital commitments) on such date.

     "Production Payments and Reserve Sales" means the grant or transfer to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership interest or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business.

     "Property" means, with respect to any person, any interest of such Person in any kind of property or asset, whether real, personal or mixed or tangible or intangible, including, without limitation, Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

     "Redeemable Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is or could become required to be redeemed for cash or other Property or is or could become redeemable for cash or other Property at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; or is or could become exchangeable at the option of the holder thereof for Indebtedness at any time in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that Redeemable Stock shall not include any security by virtue of the fact that it may be exchanged or converted at the option of the holder for Capital Stock of the company having no preferences as to dividends or liquidation over any other Capital Stock of the company.

     "Restricted Payment" means any or all of the following actions (including without limitation, any such actions taken prior to the Issue Date but from and after the Series A Issue Date):

          (i) the declaration or payment of any dividend on, or any distribution to holders of, any shares of the company's Capital Stock or Redeemable Stock (other than dividends or distributions payable solely in shares of Capital Stock of the company or in options, warrants or other rights to purchase or acquire Capital Stock of the company);

          (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock or Redeemable Stock of the company or any Affiliate thereof (other than a Restricted Subsidiary) or any options, warrants or other rights to acquire such Capital Stock or Redeemable Stock;

          (iii) any principal payment on or repurchase, redemption, defeasance or other acquisition or retirement for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, of any Pari Passu Indebtedness or Subordinated Indebtedness, except (A) a 9 7/8% Notes Asset Sale Offer, (B) a Pari Passu Offer other than a 9 7/8% Notes Asset Sale Offer, (C) to the extent of Excess Proceeds remaining after compliance with the "Limitation on Asset Sales" covenant, and to the extent required by the indenture or other agreement or instrument pursuant to which any Subordinated Indebtedness was issued, an offer to purchase such Subordinated Indebtedness upon a disposition of assets, and (D) upon a "Change of Control" (even if such event is not a Change of Control under the Indenture) to the extent required by the indenture or other agreement or instrument pursuant to which any Pari Passu Indebtedness or Subordinated Indebtedness was issued, provided the company is then in compliance with the covenant described under "--Repurchase at the Option of Holders Upon a Change of Control";

          (iv) the making of any Investment (other than any Permitted Investment); or

          (v) the occurrence of any deemed Restricted Payment under (A) the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant, or (B) the definition of the term "Unrestricted Subsidiary."

     "Restricted Subsidiary" means any Subsidiary of the company, whether existing on or after the date of the Indenture, unless such Subsidiary of the company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture. The company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition or otherwise) unless immediately after giving effect to such transaction or transactions on a pro forma basis, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant.

     "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement (excluding, however, any such arrangement between such Person and a Wholly Owned Restricted Subsidiary of such Person or between one or more Wholly Owned Restricted Subsidiaries of such Person) pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

     "Senior Indebtedness" means the Obligations of the company with respect to:

          (i) Indebtedness of the Company under the Bank Credit Facility and any renewal, refunding, refinancing, replacement or extension thereof and (ii) any other Indebtedness of the company (other than the Notes), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and any renewal, refunding, refinancing, replacement or extension thereof, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

     Notwithstanding the foregoing, Senior Indebtedness shall not include:

          (i) Indebtedness of the company to a Subsidiary of the company,

          (ii) amounts owed for goods, materials or services purchased in the ordinary course of business,

          (iii) Indebtedness (other than Indebtedness under the Bank Credit Facility) incurred in violation of the Indenture,

          (iv) amounts payable or any other Indebtedness to employees of the company or any Subsidiary of the company,

          (v) any liability for Federal, state, local or other taxes owed or owing by the Company,

          (vi) any Indebtedness of the company that, when incurred and without regard to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the company,

          (vii) Indebtedness evidenced by the 9 7/8% Notes,

        (viii) Indebtedness evidenced by the Series A 9 1/4% Notes, and

          (ix) Indebtedness evidenced by the Notes.

     "Senior Indebtedness of a Subsidiary Guarantor" means the Obligations of a Subsidiary Guarantor with respect to:

          (i) Indebtedness under the Bank Credit Facility and any renewal, refunding, refinancing, replacement or extension thereof,

          (ii) Assigned Restricted Subsidiary Indebtedness and

          (iii) any other Indebtedness of a Subsidiary Guarantor (other than the Subsidiary Guaranties), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and any renewal, refunding, refinancing, replacement or extension thereof, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Subsidiary Guaranties.

     Notwithstanding the foregoing, Senior Indebtedness of a Subsidiary Guarantor shall not include:

          (i) Indebtedness of a Subsidiary Guarantor to the company or a Subsidiary of the company,

          (ii) amounts owed for goods, materials or services purchased in the ordinary course of business,

          (iii) Indebtedness (other than Indebtedness under the Bank Credit Facility) incurred in violation of the Indenture,

          (iv) amounts payable or any other Indebtedness to employees of the company or any Subsidiary of the company,

          (v) any liability for Federal, state, local or other taxes owed or owing by such Subsidiary Guarantor,

          (vi) any Indebtedness of a Subsidiary Guarantor that, when incurred and without regard to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to such Subsidiary Guarantor,

          (vii) Indebtedness evidenced by the 9 7/8% Notes and any guaranties thereof,

          (viii) Indebtedness evidenced by the Series A 9 1/4% Notes and any guaranties thereof, and

          (ix) Indebtedness evidenced by the Notes and the Subsidiary
     Guaranties.

     "Series A Issue Date" means November 27, 1996, which date is the date on which the Series A 9 1/4% Notes were originally issued under the Series A 9 1/4%
Note Indenture.

     "Series A 9 1/4% Note Indenture" means the Indenture dated as of November 27, 1996 among the company, the subsidiary guarantors parties thereto, and Harris Trust and Savings Bank, as Trustee, providing for the issuance of the Series A 9 1/4% Notes in the aggregate principal amount of $150,000,000, as such may be amended and supplemented from time to time.

     "Series A 9 1/4% Notes" means the company's 9 1/4% Senior Subordinated Notes due November 15, 2006 issued pursuant to the Series A 9 1/4% Note Indenture, as such may be amended or supplemented from time to time.

     "Significant Subsidiary" means, at any date of determination, (i) any Subsidiary (other than TWTTC) of a Person that, together with its Subsidiaries,
(A) for the most recent fiscal year of the company, accounted for more than 5% of the consolidated revenues of such Person and its Subsidiaries or (B) as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of such Person and its Subsidiaries, and (ii) TWTTC if TWTTC, together with its Subsidiaries, as of the end of the most recent fiscal year of the company, was the owner of more than 10% of the consolidated assets of the company and its Subsidiaries, in each case all as set forth on the most recently available consolidated financial statements of such Person for such fiscal year.

     "Specified Senior Indebtedness" means (i) Indebtedness of the company under the Bank Credit Facility and (ii) so long as no Indebtedness under the Bank Credit Facility is outstanding, on any date of determination, any Senior Indebtedness if the sum of (A) the outstanding principal amount of all Senior Indebtedness plus (B) the amount of unused revolving credit, letter of credit and working capital commitments of lenders included in such Senior Indebtedness, is not less than $20 million on such date.

     "Specified Senior Indebtedness of a Subsidiary Guarantor" means (i) Assigned Restricted Subsidiary Indebtedness of such Subsidiary Guarantor, (ii) Indebtedness of such Subsidiary Guarantor under the Bank Credit Facility and
(iii) so long as no Assigned Restricted Subsidiary Indebtedness of such Subsidiary Guarantor under the Bank Credit Agreement is outstanding, on any date of determination, any Senior Indebtedness of such Subsidiary Guarantor if the sum of (A) the outstanding principal amount of all such Senior Indebtedness of such Subsidiary Guarantor plus (B) the amount of unused revolving credit, letter of credit and working capital commitments of lenders included in such Senior Indebtedness of such Subsidiary Guarantor, is not less than $20 million on such date.

     "Stated Maturity," when used with respect to any security or any installment of principal thereof or interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of principal or interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Indebtedness" means Indebtedness of the company (or a Subsidiary Guarantor) that is expressly subordinated in right of payment to the Notes (or a Subsidiary Guaranty, as appropriate).

     "Subsidiary" of a Person means (i) another Person which is a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned or controlled by (A) the first Person, (B) the first Person and one or more of its Subsidiaries or (C) one or more of the first Person's Subsidiaries or (ii) another Person which is not a corporation (A) at least 50% of the ownership interest of which and (B) the power to elect or direct the election of a majority of the directors or other governing body of which are controlled by Persons referred to in clause (i)(A), (i)(B) or
(i)(C) above.

     "Subsidiary Guarantor" means, unless released from such Subsidiary Guaranty as permitted by the Indenture, any Restricted Subsidiary that becomes a guarantor of the Notes in compliance with the provisions of the Indenture and executes a supplemental indenture agreeing to be bound by the terms of the Indenture.

     "Subsidiary Guaranty" means an unconditional guaranty of the Notes given by any Restricted Subsidiary pursuant to the terms of the Indenture.

     "TWTTC" means HS Energy Services, Inc., an Oklahoma corporation formerly known as Tide West Trading and Transport Company.

     "Unrestricted Subsidiary" means (i) the Existing Unrestricted Subsidiary,
(ii) any Subsidiary of the company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the company (including any newly acquired or newly formed Subsidiary of the company) to be an Unrestricted Subsidiary unless such Subsidiary (i) owns any Capital Stock, Redeemable Stock or Indebtedness of, or owns or holds any Lien on any Property of, the company or any other Subsidiary of the company that is not a Subsidiary of the Subsidiary to be so designated or (ii) is obligated, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, then such designation would be permitted under "Limitation on Restricted Payments" as a "Restricted Payment." The designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to cause a Restricted Payment to be made at the time of such designation in an amount equal to that portion of the Fair Market Value of such Restricted Subsidiary represented by the company's direct and indirect ownership interest in such Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the company or of any Restricted Subsidiary will be classified as a Restricted Subsidiary. Notwithstanding the foregoing sentence, the Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving pro forma effect to such designation (i) the company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant, and (ii) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of a resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying such resolution and certifying that such designation complies with the foregoing provisions.

     "Unrestricted Subsidiary Indebtedness" means Indebtedness of an Unrestricted Subsidiary (i) as to which neither the company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect for such Indebtedness) and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder (or any representative of any such holder) of any Indebtedness of the company or a Restricted Subsidiary to declare (with the passage of time or the giving of notice or otherwise), a default on any Indebtedness of the company or any Restricted Subsidiary or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all of the Voting Stock of which (except directors' qualifying shares) is at the time owned, directly or indirectly, by the company and its other Wholly Owned Restricted Subsidiaries.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the company and the Subsidiary Guarantors will be discharged from all their obligations with respect to the Notes (except for certain obligations to exchange or register the transfer of Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of the Notes of money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal, premium, if any, and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes at Stated Maturity or on earlier redemption in accordance with the terms of the Indenture and the Notes. Such defeasance or discharge may occur only if, among other things, the company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; and that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 unless such trust is qualified thereunder or exempt from regulation thereunder.

     The Indenture provides that the company may omit to comply with certain covenants, including those described under "-- Certain Covenants" and in clauses
(E) and (F) under the first paragraph of "-- Merger, Consolidation and Sale of Substantially All Assets," and that the occurrence of certain Events of Default, which are described below in clause (iii) (with respect to such covenants) and clauses (iv) and (v) under "-- Events of Default and Notice" will be deemed not to be or result in an Event of Default. The company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of the Notes, money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal, premium, if any, and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes at Stated Maturity or on earlier redemption in accordance with the terms of the Indenture and the Notes. The company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur; and that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 unless such trust is qualified thereunder or exempt from regulation thereunder. In the event the company were to exercise this option and the Notes were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes upon any acceleration resulting from such Event of Default. In such case, the company would remain liable for such payments.

EVENTS OF DEFAULT AND NOTICE

     The following are summaries of Events of Default under the Indenture with respect to the Notes:

          (i) failure to pay any interest on the Notes when due, continued for 30 days;

          (ii) failure to pay principal of (or premium, if any, on) the Notes when due;

          (iii) failure to perform any other covenant of the company or any Subsidiary Guarantor in the Indenture, continued for 60 days after written notice as provided in the Indenture;

          (iv) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of (or premium, if any, on) or interest on any Indebtedness (other than Permitted Non-Recourse Indebtedness) of the company (other than the Notes) or any Restricted

     Subsidiary for money borrowed when due (whether resulting from maturity, acceleration, mandatory redemption or otherwise), or any other default causing acceleration of any Indebtedness (other than Permitted Non-Recourse Indebtedness) of the company or any Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness shall exceed $5 million; and specifically including, without limitation, any such default under or acceleration of any Indebtedness (other than Permitted Non-Recourse Indebtedness) directly or indirectly resulting or derived from, or caused by, a default under or acceleration of any Permitted Non-Recourse Indebtedness;

          (v) one or more final judgments or orders by a court of competent jurisdiction are entered against the company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount in excess of $5 million and such judgments or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days;

          (vi) certain events of bankruptcy, insolvency or reorganization; or

          (vii) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

     The Indenture provides that if an Event of Default (other than an Event of Default described in clause (vi) above) with respect to the Notes at the time outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clause (vi) above shall occur, the principal amount of all the Notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

     No Holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (ii) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the then outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a Holder of Notes for the enforcement of payment of the principal of or any premium or interest on such Notes on or after the applicable due date specified in such Notes.

MODIFICATION OF THE INDENTURE; WAIVER

     The Indenture provides that modifications and amendments of the Indenture may be made by the company, the Subsidiary Guarantors and the Trustee without the consent of any Holders of Notes in certain limited circumstances, including:

          (i) to cure any ambiguity, omission, defect or inconsistency,

          (ii) to provide for the assumption of the obligations of the company under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the company and its Restricted Subsidiaries taken as a whole and certain other events specified in the "Merger, Consolidation and Sale of Substantially All Assets" covenant,

          (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes,

          (iv) to comply with any requirement of the Commission in order to effect or maintain the qualification of the Indenture under the 1939 Act,

          (v) to make any change that does not adversely affect the rights of any Holder of Notes in any material respect,

          (vi) to add or remove Subsidiary Guarantors pursuant to the procedure set forth in the Indenture, and

          (vii) certain other modifications and amendments as set forth in the Indenture.

     The Indenture contains provisions permitting the company and the Trustee, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding, to execute supplemental indentures or amendments adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Notes, except that no such supplemental indenture, amendment or waiver may, without the consent of all the Holders of Notes then outstanding, among other things, (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or change the time for payment of interest on any Notes, (iii) change the currency in which any amount due in respect of the Notes is payable, (iv) reduce the principal of or any premium on or change the Stated Maturity of any Notes or alter the redemption or repurchase provisions with respect thereto, (v) reduce the relative ranking of any Notes,
(vi) release any security that may have been granted in respect of the Notes or
(vii) make certain other significant amendments or modifications as specified in the Indenture.

     The Holders of a majority in principal amount of the Notes then outstanding may waive compliance by the company with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Notes then outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be amended without the consent of the Holders of each Note then outstanding.

REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission so long as any Notes are outstanding, the company will file with the Commission and furnish to the holders of Notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the company's independent auditors.

NOTICES

     Notices to Holders of the Notes will be given by mail to the addresses of such Holders as they may appear in the Security Register.

GOVERNING LAW

     The Indenture and the Notes are governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of law.

TRUSTEE

     The Trustee is the Trustee under the Indenture. The Trustee maintains normal banking relationships with the company and its Subsidiaries and may perform certain services for and transact other business with the company and its Subsidiaries from time to time in the ordinary course of business. The Trustee is also trustee under the Indentures governing the Series A 9 1/4% Notes and the 9 7/8% Notes.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the material United States Federal income tax consequences of the Notes is for general information only. It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the Notes that are held as "capital assets" within the meaning of Section 1221 of the Code. It does not discuss state, local or foreign tax consequences, nor, except as otherwise noted, does it discuss tax consequences to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. The following discussion is limited to the U.S. Federal income tax relevant to a Holder of the Notes who or which is (1) a citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia) or (3) a trust which is a U.S. person within the meaning of Section 7701(a)(30) of the Code, or a person otherwise subject to United States Federal income taxation on its worldwide income (a "U.S. Holder").

     This section does not purport to deal with all aspects of Federal income taxation that may be relevant to an investor's decision to purchase the Notes. Each investor should consult with its own tax advisor concerning the application of the Federal income tax laws and other tax laws to its particular situation before determining whether to purchase the Notes.

PAYMENTS OF INTEREST AND SPECIAL INTEREST

     In general, interest on a Note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the U.S. Holder's method of accounting for tax purposes.

OPTIONAL REDEMPTION OR REPURCHASE

     The Notes are subject to redemption, in whole or in part, at the option of the company, on or after November 15, 2001, at the redemption price plus any accrued and unpaid interest, and to repurchase at the option of each holder thereof upon a change of control for 101% of the principal amount plus any accrued and unpaid interest. See "Description of the Notes." Upon the optional redemption or repurchase of a Note, it is expected that the redemption or purchase price received by such holder in excess of the holder's adjusted tax basis in the portion of the Note redeemed or repurchased will be taxable as capital gain, if the Note is held as a capital asset (subject to the market discount rules discussed below).

ORIGINAL ISSUE DISCOUNT

     The Notes will be issued with original issue discount. Therefore, each U.S. Holder will include in his income as ordinary income each year (in addition to the amount of cash interest) a portion of the original issue discount on the Notes so as to provide a constant yield to maturity. The total amount of original issue discount with respect to each Note will equal the excess of its stated redemption price at maturity over its issue price, as defined in Section 1273 of the Code. The stated redemption price at maturity is the sum of all payments to be made on the Notes other than qualified stated interest payments. Interest payments paid on the Notes will likely be qualified stated interest payments and, accordingly, the stated redemption price at maturity of the Notes will equal their face amount. Each U.S. Holder should consult his or her own tax advisor with respect to accrual of original issue discount on the Notes.

     Subject to the discussion of premium below, the amount of original issue discount required to be included in a U.S. Holder's income in any tax year is determined by allocating to each day during such tax year in which a U.S. Holder holds a Note a pro rata portion (the "daily portion") of the total amount of original issue discount with respect to such Note attributable to the "accrual period" in which such day is included. The amount of original issue discount of a Note attributable to an accrual period is equal to the product of (i) the "adjusted issue price" at the beginning of the accrual period (the issue price plus previous accruals of original issue discount, reduced by all payments made on the Note other than a payment of qualified stated interest) and (ii) the yield to maturity of the Note, adjusted appropriately for the length of the accrual period, less the amount of any qualified stated interest allocable to the accrual period. The "yield to maturity" of a debt instrument is the interest rate that will produce an amount equal to the issue price of the debt instrument used in computing the present value of all payments to be made pursuant to the debt instrument. The Treasury regulations require that the yield to maturity remain constant over the term of the debt instrument.

     Pursuant to Treasury regulations, the company will provide certain information to the Internal Revenue Service ("IRS") and/or Holders that is relevant to determining the amount of original issue discount in each accrual period. A U.S. Holder's adjusted tax basis in a Note will be increased by the amount of any original issue discount included in its gross income (taking into account any Acquisition Premium (as defined below) which reduces the amount of original issue discount includible in a U.S. Holder's gross income, as described more fully below).

PAYMENTS OF PRINCIPAL; DISPOSITIONS

     Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest or market discount, which will be taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder (increased for accrued original issue discount, if any, and by the amount of any interest on the Notes previously taken into account by the U.S. Holder but not yet received by the U.S. Holder), less any principal payment received by such U.S. Holder. Subject to the discussion of market discount below, gain or loss realized by a U.S. Holder on the sale, redemption or other disposition of a Note generally will be long-term capital gain or loss if, at the time of the disposition, the Note has been held for more than one year.

AMORTIZABLE BOND PREMIUM

     If a U.S. Holder pays an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the Note's stated redemption price at maturity at the time of its acquisition ("Bond Premium"), the U.S. Holder will not be required to include original issue discount, if any, in his income and may elect to amortize Bond Premium. If Bond Premium is amortized, the amount of interest that must be included in the U.S. Holder's income from each period ending on an interest payment date or stated maturity, as the case may be, will be reduced by the portion of the Bond Premium allocable to such period based on the Note's yield to maturity and the U.S. Holder's adjusted basis in the Notes will be reduced accordingly. This election applies to all Notes acquired by the U.S. Holder during the year of election and thereafter.

ACQUISITION PREMIUM

     If a U.S. Holder pays an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the Note's adjusted issue price at the time of its acquisition ("Acquisition Premium"), but less than its stated redemption price at maturity, the U.S. Holder may be entitled to a reduction, in the daily portion of original issue discount includable in such U.S. Holder's income, for such Acquisition Premium. The reduction will be an amount equal to the daily portion of original issue discount for that day multiplied by a fraction, the numerator of which is equal to the Acquisition Premium, and the denominator of which is the excess of the stated redemption price at maturity over the adjusted issue price of the Note on the date of purchase.

MARKET DISCOUNT

     A U.S. Holder, other than an initial Holder, will be treated as holding a Note at a market discount (a "Market Discount Note") if the amount for which such U.S. Holder purchased the Note is less than the Note's issue price plus the aggregate amount of the original issue discount includable in the gross income of all holders for the period before the acquisition of the Note by the U.S. Holder (determined without regard to the rules discussed above concerning acquisition premium), subject to a de minimis rule. An initial Holder of a Note will be treated as holding a Market Discount Note if the initial Holder purchases such Note for less than its issue price.

     In general, any partial payment of principal on, or gain recognized on the maturity, optional redemption or repurchase, or disposition of, a Market Discount Note will be treated as ordinary interest income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Market Discount Note. Such an election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Market discount accrues on a straight-line basis, unless the U.S. Holder elects to accrue such discount on a constant yield to maturity basis as determined under Treasury Regulations. Such an election is applicable only to the Note with respect to which it is made and is irrevocable. A U.S. Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note, in an amount not exceeding the accrued market discount on such Note, until the maturity or disposition of such Note. If such
Note is disposed of in a non-taxable transaction (other than a nonrecognition transaction described in Section 1276(c) of the Code) accrued market discount will be includable as ordinary income to the U.S. Holder as if such U.S. Holder had sold the Note at its then fair market value.

BACKUP WITHHOLDING

     Under the Code, a Holder of a Note may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments in respect of interest thereon or the gross proceeds from the disposition thereof. This withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN") after request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report properly payments of interest and dividends and the IRS has notified the company that he or she is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's Federal income tax liability, provided that the required information is furnished to the IRS. Corporations and certain other persons described in the Code and Treasury regulations are generally exempt from such withholding if their exempt status is properly established.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of Chase Securities Inc.; Lehman Brothers Inc.; and Morgan Stanley & Co. Incorporated (the "Underwriters"), and the Underwriters have severally agreed to purchase the principal amount of the Notes set forth opposite their names below. In the Underwriting Agreement the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased.

                                                               PRINCIPAL
                                                                AMOUNT
UNDERWRITERS                                                   OF NOTES
------------                                                  -----------
Chase Securities Inc. ......................................  $31,875,000
Lehman Brothers Inc. .......................................   31,875,000
Morgan Stanley & Co. Incorporated...........................   21,250,000
                                                              -----------
          Total.............................................  $85,000,000
                                                              ===========

     The Underwriters have advised HS Resources that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement. After the initial public offering, the public offering price may be changed.

     The Notes are a new issue of securities with no established trading market. HS Resources has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the existence or liquidity of a trading market for the Notes.

     Settlement for the Notes will be made in immediately available funds and all secondary trading in the Notes will settle in immediately available funds.

     HS Resources has agreed to indemnify the Underwriters, jointly and severally, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the Underwriters might be required to make in respect of such liabilities.

     In connection with the offering of the Notes, Chase Securities Inc. and Lehman Brothers Inc., as joint book-running managers on behalf of the Underwriters, may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

     The Underwriters and their affiliates have engaged from time to time and may in the future engage in various general financing and banking transactions with, or provide financial advisory services to, HS Resources and its affiliates. Pursuant to Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. ("NASD"), if more than 10% of the net proceeds of a public offering of securities, not including underwriting compensation, are intended to be paid to members of the NASD or affiliated or associated persons that are participating in the distribution of the offering, the yield at which a debt issue is distributed to the public must be no lower than that recommended by a "qualified independent underwriter," pursuant to the requirements of Rule 2720(c)(3) of the NASD. HS Resources intends to use a substantial portion of the net proceeds of this offering to reduce indebtedness incurred under the bank credit facility. In connection with such loans The Chase Manhattan Bank, an affiliate of Chase Securities Inc., serves as agent and lender. Accordingly, The Chase Manhattan Bank is expected to receive in the aggregate more than 10% of the net proceeds of this offering. Lehman Brothers Inc. has agreed to act as the qualified independent underwriter in connection with this offering. The yield of the Notes as set forth on the cover of this Prospectus Supplement will not be lower than that recommended by Lehman Brothers Inc. Moreover, Lehman Brothers Inc., as a qualified independent underwriter in connection with this offering of the Notes, has performed due diligence investigation, and reviewed and participated in the preparation of this Prospectus Supplement.

     An affiliate of Chase Securities Inc. owns shares of Common Stock representing approximately 2% of HS Resources' outstanding Common Stock.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby has been passed upon by Davis, Graham & Stubbs LLP, Denver, Colorado. Certain matters have been passed upon for the Underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS

     Estimates of historical oil and gas reserves of the company as of December 31, 1997, appearing herein are based upon engineering studies prepared by the company and reviewed by the independent petroleum engineering firms of Williamson and Netherland, Sewell. Williamson reviewed HSR's D-J Basin, Northern Rocky Mountain and Gulf Coast reserves, and Netherland, Sewell reviewed the company's Mid-Continent reserves. In the aggregate, 84% of the value of the company's historical non Mid-Continent proved reserves, representing the most material individual properties, were reviewed by the two engineering firms. Such estimates are used or incorporated by reference herein in reliance upon the authority of such firms as experts in such matters.

PROSPECTUS
                                  $300,000,000

                               HS RESOURCES, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                             ---------------------

      HS Resources, Inc. (the "Company" or "HSR") may offer from time to time (collectively, the "Securities") (i) Debt Securities ("Debt Securities"), which may be either senior debt securities ("Senior Securities"), senior subordinated debt securities ("Senior Subordinated Securities") or subordinated debt securities ("Subordinated Securities"), consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness in one or more series, (ii) shares of Preferred Stock ("Preferred Stock") in one or more series, (iii) shares of Common Stock, $.001 par value ("Common Stock"), or (iv) Warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock. The Securities will be offered at an aggregate initial offering price not to exceed U.S. $300,000,000, at prices and on terms to be determined at the time of sale.

     The accompanying Prospectus Supplement sets forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency, currencies or currency unit, including the European Currency Unit), maturity, interest rate, if any (which may be fixed or variable), or method of calculation thereof, and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any conversion or exchange rights, any listing on a securities exchange, the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities, (ii) in the case of Preferred Stock, the designation and stated value and liquidation preference per share, initial public offering price per share and the number of shares to be offered, dividend rate (or method of calculation), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, any listing of the Preferred Stock on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Stock; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering thereof; and
(iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities issued and/or amount of cash consideration payable upon their exercise, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants. The Prospectus Supplement will also contain information, as applicable, about certain United States Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

     The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Senior Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company, and senior to all existing and future Subordinated Indebtedness (as defined) of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. All or a portion of any Debt Securities may be issued in permanent global form.

     The Company's Common Stock is listed on The New York Stock Exchange (Symbol: "HSE"). Any Common Stock offered will be listed, subject to notice of issuance, on such exchange.

     The Company may sell Securities to or through one or more underwriters, and also may sell Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                  The date of this Prospectus is June 16, 1997

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE THE IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company is currently subject to the periodic reporting and other informational requirements of the Exchange Act. Such reports and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements, and other information. HSR's common stock is listed on The New York Stock Exchange (the "NYSE"). Reports, proxy and information statements and other information relating to HSR can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Any such request and requests for the agreements summarized herein should be directed to James M. Piccone, Secretary, HS Resources, Inc., 1999 Broadway, Suite 3600, Denver, Colorado 80202, telephone
(303) 296-3600.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities.

     The Registration Statement and the exhibits thereto can be obtained from or inspected and copied at the public reference facilities maintained by the Commission as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K as amended by the Company's Form 10-K/A-1 for the year ended December 31, 1996, Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and Current Report on Form 8-K filed February 26, 1997, are incorporated by reference in this Prospectus. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities registered hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     Upon request, the Company will provide without charge to each person to whom a copy of this Prospectus has been delivered a copy of any documents incorporated by reference herein (other than exhibits unless the exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to James M. Piccone, Esq., HS Resources, Inc., 1999 Broadway, Suite 3600, Denver, Colorado 80202.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes and incorporates by reference statements that are not purely historical and are "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. All statements other than statements of historical facts included or incorporated by reference in this Prospectus, including without limitation, statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 under "Business," "Properties," "Legal Proceedings and Environmental Issues" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," regarding reserves and their values, planned capital expenditures, increases in oil and natural gas production, trends or expectations concerning oil and gas prices, the number and prospective nature of anticipated wells to be drilled in 1997 and thereafter, development potential, infill potential, drillsite potential, exploitation and exploration prospects and leads, drilling prospects, consolidation opportunities and the Company's financial position, business strategy and other plans and objectives for future operations, potential liabilities or the expected absence thereof, the potential outcome of environmental matters, litigation and other proceedings are forward-looking statements. All forward-looking statements included or incorporated by reference in this Prospectus are based on information available to the Company on the date hereof, or, with respect to documents incorporated by reference, on the date thereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company.

     Many factors may affect the Company's expectations and plans. Capital expenditure and financing plans may change in connection with the success of drilling activities, the general availability of capital, interest rates, and cash flow available from operations. Cash flow available from operations may change depending on costs of materials and services, regulatory burdens and commodity prices. Oil and natural gas prices are volatile, and there are several potentially significant adverse effects to the Company which can result if product prices decline materially. First, lower product prices will adversely impact the Company's cash flow and could cause the Company to (i) curtail its capital program, (ii) borrow additional amounts under its revolving credit agreement, or (iii) issue additional debt or equity securities. Second, lower product prices could cause the borrowing base under the Company's bank credit agreement to be reduced and certain covenant tests to be adversely affected. Third, under rules promulgated by the Commission, companies that follow the full cost accounting method are required to make quarterly "ceiling test" calculations. Lower product prices adversely impact the ceiling calculation. Should the Company realize sustained lower product prices, it could be required to write down its oil and gas properties, resulting in a non-cash charge against earnings.

     Certain additional important factors that could cause actual results to differ materially from the Company's forward-looking statements are disclosed under "Business," "Properties," "Legal Proceedings and Environmental Issues," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and in the Company's Current Report on Form 8-K filed February 26, 1997, each of which is incorporated by reference herein. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  THE COMPANY

     HS Resources, Inc. is a leading United States independent energy company engaged in the development, acquisition, exploitation, exploration, production and marketing of oil and natural gas. Through its experienced management and technical staff, the Company has consistently increased reserves and production and has established itself as one of the most efficient operators in the industry. HSR has created a diversified asset base in three core geographic areas: the Denver-Julesburg Basin (the "D-J Basin") of the Rocky Mountains, the Anadarko and Arkoma Basins of the Mid-Continent and the on-shore Gulf Coast area. It has done so by executing a large scale development drilling program focused in the Wattenberg Field area of the D-J Basin and through the acquisition of all the D-J Basin properties owned by Basin Exploration, Inc., (the "Acquisitions"), the merger with Tide West Oil Company, (the "Merger") and the formation of Gulf Coast joint ventures. The Company believes that each core geographic area presents operational and financial opportunities, positioning the Company to maximize the benefits of its more predictable, long-lived production in the D-J Basin, while providing meaningful exposure to potential exploitation on exploration projects in the Mid-Continent and Gulf Coast which exhibit higher return potential. HSR has an inventory of growth opportunities that includes in excess of 2,000 infill, development and exploratory drilling locations and over 1.1 million gross undeveloped acres.

     The Company has achieved substantial growth in reserves, production, revenues and operating cash flow over the past five years. HSR has increased reserves from 20.8 MMBoe as of December 31, 1990, to 142.0 MMBoe as of December 31, 1996. HSR also increased production from 0.9 MMBoe for the year ended December 31, 1991, to 7.6 MMBoe for the year ended December 31, 1996. Oil and natural gas revenues and operating cash flow (defined as net income before depreciation, depletion and amortization and deferred income taxes) also have grown significantly over this period, increasing from $12.8 million and $5.4 million, respectively, for the year ended December 31, 1991, to $107.3 million and $56.5 million, respectively, for the year ended December 31, 1996.

     At December 31, 1996, the Company's reserves had an estimated pre-tax present value (discounted at 10%) of $1,131 million. Natural gas constituted approximately 76% of the Company's reserves and approximately 76% of the Company's reserves were classified as proved developed. At December 31, 1996, the Company operated approximately 74% of its 3,562 wells. Management believes that its ability to control the operation of its wells and to minimize overhead expenses has contributed to the Company achieving one of the lowest cost structures in the industry.

     The Company's principal executive office is located at One Maritime Plaza, 15th Floor, San Francisco, California 94111 and its telephone number at such address is (415) 433-5795.

                                USE OF PROCEEDS

     Except as otherwise described in the accompanying Prospectus Supplement or any Pricing Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include refinancings or repayments of indebtedness, capital expenditures, working capital, acquisitions and repurchases and redemptions of securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                              YEAR ENDED DECEMBER 31,
                                          --------------------------------
                                          1992   1993   1994   1995   1996
                                          ----   ----   ----   ----   ----
Consolidated ratio of earnings to fixed
  charges(1)                              2.1x   5.0x   1.9x     --   1.4x

---------------

(1) Earnings were insufficient to cover fixed charges by approximately $1,551,000 at December 31, 1995.

     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net earnings before income taxes and fixed charges (exclusive of capitalized interest). Fixed charges consist of interest expense

(which includes amounts capitalized and the amortization of debt discount) and that portion of rental cost that is equivalent to interest (estimated to be thirty percent of rental cost).

                         DESCRIPTION OF DEBT SECURITIES

     The following is a description of certain general terms and provisions of the Debt Securities. The particular terms of any series of Debt Securities will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The Debt Securities will constitute either indebtedness designated as Senior Indebtedness, indebtedness designated as Senior Subordinated Indebtedness or indebtedness designated as Subordinated Indebtedness. The particular terms of each series of Securities offered by a particular Prospectus Supplement will be described therein. Senior Securities, Senior Subordinated Securities and Subordinated Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of such Debt Securities. The Indentures will be substantially identical, except for provisions relating to subordination. See "Subordination of Senior Subordinated Securities and Subordinated Securities". In addition, at the time a series of Debt Securities is issued, a Supplemental Indenture will be entered into containing the provisions applicable to that series of Debt Securities. There will be a separate Trustee (individually a "Trustee" and collectively the "Trustees') under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Debt Securities issued thereunder. The following discussion includes a summary description of all material terms of the Indentures, other than terms that are specific to a particular series of Debt Securities and that will be described in the Prospectus Supplement relating to such series. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular Sections or Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

GENERAL

     The Indentures do not limit the aggregate amount of Debt Securities that may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. Debt Securities of a series may be issuable in registered form without coupons ("Registered Debt Securities"), in bearer form with or without coupons attached ("Bearer Debt Securities") or in the form of one or more Global Securities in registered or bearer form (each a "Global Security"). Bearer Debt Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. The Senior Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated indebtedness of the Company. The Senior Subordinated Securities and the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company, as described below under "Subordination of Subordinated Securities" and in a Prospectus Supplement applicable to an offering of Senior Subordinated Securities or Subordinated Securities.

     The applicable Prospectus Supplement or Prospectus Supplements will also describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities;
(2) any limit on the aggregate principal amount of such Debt Securities; (3) whether such Debt Securities will be issued as Registered Debt Securities, Bearer Debt Securities or any combination thereof, and any limitation on issuance of such Bearer Debt Securities and any provisions regarding the transfer or exchange of such Bearer Debt Securities, including exchange for Registered Debt Securities of the same series; (4) whether any of such Debt Securities are to be issuable as a Global Security, and, if so, the terms and conditions, if any, upon which interests in such Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (5) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the Regular Record Date; (6) the date or dates on which such Debt Securities will mature;
(7) the rate or rates of interest (which may be fixed or variable) or the method of calculation thereof, that such Debt Securities will bear; (8) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on such Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (9) the place or places where the principal of, premium (if any) and interest on such Debt Securities will be payable; (10) the period or periods within which, the terms and conditions upon which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (11) the obligation of the Company, if any, to redeem or repurchase such Debt Securities at the option of the Holders or pursuant to any sinking fund obligation; (12) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (13) the currency, currencies or currency unit for payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars and the manner of determining the U.S. dollar equivalent of foreign currency; (14) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities;
(15) if the principal of or any premium or interest on such Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (16) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series that will be payable upon declaration of the acceleration of the Maturity thereof; (17) any covenants of the Company applicable to such series of Debt Securities, including whether the Company is required to offer to repurchase all Debt Securities of a class upon the occurrence of a Change of Control; (18) the applicability of any provisions described under "Defeasance"; (19) the terms and conditions, if any, pursuant to which such Debt Securities are convertible or exchangeable into Common Stock or other securities; (20) provisions relating to Bearer Securities, (21) if the principal amount payable at the Stated Maturity of the Debt Securities is not determinable upon original issuance or at any time prior to maturity, the amount that is deemed to be the principal amount outstanding at any time; (22) the terms of any guarantee of the payment of principal and interest on the Debt Securities; (23) the subordination, if any, of the Debt Securities and any guarantee thereof; (24) any addition to or changes in the Events of Default with respect to Debt Securities; and (25) any other terms of such Debt Securities not inconsistent with the provisions of the respective Indentures.

     Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

SENIOR SECURITIES

     The Senior Securities will rank pari passu with all other unsecured and unsubordinated debt of the Company and senior to the Senior Subordinated Securities and Subordinated Securities.

SUBORDINATION OF SENIOR SUBORDINATED SECURITIES AND SUBORDINATED SECURITIES

     The indebtedness evidenced by the Senior Subordinated Securities and the Subordinated Securities will be subordinated and junior in right of payment to the extent set forth in the respective Indenture to the prior payment in full in cash of amounts then due on all Senior Indebtedness. Upon any Senior Indebtedness becoming due and payable, whether at the Stated Maturity thereof or by acceleration or otherwise, such Senior Indebtedness shall be paid in full in cash, or the immediate payment thereof duly provided for in cash, before the Company or any Person acting on behalf of the Company shall directly or indirectly pay, prepay, redeem, retire, repurchase or otherwise acquire for value, or make any deposits in respect of the discharge or defeasance of, or make other payment or distribution (whether in cash, property, securities or a combination thereof) on account of principal of (or premium, if any) or interest on, any Senior Subordinated Securities or Subordinated Securities (collectively, a "Securities Payment"). The Company may not make a Securities Payment if at the time of such payment there exists a default in payment of all or any portion of any Senior Indebtedness, and such default shall not have been cured or waived in writing or the benefits of this provision waived in writing by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any event of default (other than a default in payment of all or any portion of any Senior Indebtedness) with respect to any Specified Senior Indebtedness, as such event of default is defined therein or in the instrument under which it is outstanding, permitting the holders of such Specified Senior Indebtedness to accelerate the maturity thereof, and upon written notice thereof given by the Principal Agent to the Trustee, with a copy to the Company (the delivery of which shall not affect the validity of the notice thereof to the Trustee), then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no Securities Payment shall be made; provided that if the holders of the Specified Senior Indebtedness to which the default relates have not declared such Specified Senior Indebtedness to be immediately due and payable within 179 days after the occurrence of such default (or have declared such Specified Senior Indebtedness to be immediately due and payable and within such period have rescinded such declaration of acceleration), then the Company shall resume making any and all unpaid scheduled Securities Payments on such Senior Subordinated Securities or Subordinated Securities. In no event shall such a payment blockage period described in the preceding sentence extend beyond 179 days from the date on which such payment blockage period commenced. Not more than one payment blockage period may be commenced within any consecutive 365-day period with respect to the Senior Subordinated Securities or Subordinated Securities. No event of default that existed or was continuing on the date of the commencement of any payment blockage period with respect to the Specified Senior Indebtedness initiating such payment blockage period shall be, or be made, the basis for the commencement of a second payment blockage period by the holder or holders of such Specified Senior Indebtedness at any time after the 365-day period referred to in the preceding sentence unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. A failure to make any payment with respect to the Senior Subordinated Securities or Subordinated Securities as a result of the rights of the holders of Senior Indebtedness described in this paragraph will not have any effect on the right of the holders of such Senior Subordinated Securities or Subordinated Securities to accelerate the maturity thereof as a result of such payment default.

     Upon any payment or distribution to creditors (whether in cash, property, debt, equity or other securities, a combination thereof or otherwise) of the Company in a voluntary or involuntary liquidation or dissolution of the Company, whether total or partial, or in a bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors, marshalling of assets or similar proceeding relating to the Company or its property:

          (i) holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Indebtedness before holders of the Senior Subordinated Securities or Subordinated Securities shall be entitled to receive any Securities Payment; and

          (ii) until all Senior Indebtedness is paid in full in cash, any Securities Payment to which holders of the Senior Subordinated Securities or Subordinated Securities would be entitled but for the subordination provisions of the Indenture shall be made to holders of Senior Indebtedness, as their interests may appear.

     As a result of the subordination provisions described above, in the event of insolvency of the Company, funds that would otherwise be payable to Holders of Senior Subordinated Securities or Subordinated Securities will be paid or turned over to the holders of Senior Indebtedness, to the extent necessary to pay such Senior Indebtedness in full.

     "Senior Indebtedness" means the Obligations of the Company with respect to
(i) Indebtedness of the Company under the Bank Credit Facility and any renewal, refunding, refinancing, replacement or extension thereof and (ii) any other Indebtedness of the Company (other than the Debt Securities), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and any renewal, refunding, refinancing, replacement or extension thereof, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Debt Securities or that such indebtedness is pari passu with or junior to the Debt Securities; provided, however, that any series of Securities designated as Senior Subordinated Indebtedness shall constitute Senior Indebtedness to any series of Securities designated as Subordinated Indebtedness. Notwithstanding the foregoing, Senior Indebtedness shall not include (i) Indebtedness of the Company to a Subsidiary of the Company, (ii) amounts owed for goods, materials or services purchased in the ordinary course of business, (iii) Indebtedness incurred in violation of the Indentures, (iv) amounts payable or any other Indebtedness to employees of the Company or any Subsidiary of the Company, (v) any liability for Federal, state, local or other taxes owed or owing by the Company, (vi) any Indebtedness of the Company that, when incurred and without regard to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company, and, with respect to Senior Subordinated Indebtedness, (vii) Indebtedness evidenced by the Company's $75,000,000 9 7/8% Senior Subordinated Notes due 2003 (the "9 7/8% Notes") and $150,000,000 9 1/4% Senior Subordinated Notes due 2006 (the "9 1/4% Notes"); and (viii) Indebtedness evidenced by the Senior Subordinated Securities and the Subordinated Securities.

     If this Prospectus is being delivered in connection with a series of Senior Subordinated Securities or Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the most recent practicable date.

FORM, EXCHANGE, REGISTRATION, CONVERSION AND TRANSFER

     Debt Securities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Debt Securities will have interest coupons attached. Debt Securities are also issuable in temporary or permanent global form.

     Registered Debt Securities of any series (other than a Global Security) will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, with respect to any series of Bearer Debt Securities, at the option of the holder, subject to the terms of the Indenture, such Bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) will be exchangeable into Registered Debt Securities of the same series or for Bearer Debt Securities of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture.

     In connection with its sale during the restricted period (as defined below), no Bearer Debt Security (including a Debt Security in permanent global form that is either a Bearer Debt Security or exchangeable for Bearer Debt Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "-- Limitations on Issuance of Bearer Debt Securities") and a Bearer Debt Security may be delivered outside the United States in definitive form in connection with its original issuance only if prior to delivery the person entitled to receive such Bearer Debt Security furnishes written certification to the effect that such Bearer Debt Security is owned by: (a) a person (purchasing for its own account) who is not a United States person (as defined under "-- Limitations on Issuance of Bearer Debt Securities"); (b) a United States person who (i) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (ii) acquired such Bearer Debt Security through the foreign branch of a United States financial institution and who for purposes of the certification holds such Bearer Debt Security through such financial institution on the date of certification and, in either case, such United States financial institution certifies to the Issuer or the distributor selling the Bearer Debt Security within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A),
(B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or (c) a United States or foreign financial institution for purposes of resale within the "restricted period" as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution described in clause (c) of the preceding sentence (whether or not also described in clauses (a) and (b)) must certify that it has not acquired the Bearer Debt Security for purpose of resale, directly or indirectly, to a United States person or to a person within the United States or its possessions. In the case of a Bearer Debt Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security or upon exchange of a portion of a temporary global Debt Security.

     Debt Securities may be presented for exchange as provided above, and Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Company or its agent, as the case may be, being satisfied with the documents of title and identity of the person making the request.

     The Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period of 15 days prior to the mailing of a notice of redemption of Debt Securities of that series; or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except that any Bearer Debt Security exchangeable for a Registered Debt Security of that series may be so exchanged during the period preceding the redemption date therefor which is simultaneously surrendered for redemption.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of (and any premium) and interest on Bearer Debt Securities will be payable, subject to any applicable laws and regulations, in the designated currency or currency unit, at the offices of the Trustee outside the United States as the Company may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Bearer Debt Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Debt Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of Bearer Debt Securities upon presentation to the Company or its designated agent within the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest on Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of the Company's agent in the United States, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest on Registered Debt Securities will be made in the designated currency or currency unit at the Corporate Trust Office of the Trustee, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall
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

appear in the Security Register or, if provided in the Indenture, at the option of the Holder, by wire transfer to an account designated by the Holder. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of the Trustee will be designated as the paying agent for the Trustee for payments with respect to Debt Securities that are issuable solely as Registered Debt Securities, and the Company will maintain a paying agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Debt Securities) that are issued solely as Bearer Debt Securities, or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issued solely as Registered Debt Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issued as Registered Debt Securities and Bearer Debt Securities, the Company will be required to maintain (i) a Paying Agent in the United States for principal payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

     All monies paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

TEMPORARY GLOBAL SECURITIES

     If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Debt Securities will initially be represented by one or more temporary global Debt Securities, without interest coupons, to be deposited with a common depository in London for the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Debt Security and described in the applicable Prospectus Supplement, each such temporary global Debt Security will be exchangeable for definitive Bearer Debt Securities, definitive Registered Debt Securities or all or a portion of a permanent global security, or any combination thereof, as specified in the applicable Prospectus Supplement. No Bearer Debt Security delivered in exchange for a portion of a temporary global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     Unless otherwise specified in the applicable Prospectus Supplement, interest in respect of any portion of a temporary global Debt Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Debt Securities or a permanent global Debt Security will be paid to each of Euroclear and CEDEL with respect to the portion of the temporary global Debt Security held for its account. Each of Euroclear and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Debt Security to the respective accounts for which it holds such temporary global Debt Security as of the relevant Interest Payment Date regarding the portion of such temporary global Debt Security on which interest is to be so credited.

PERMANENT GLOBAL SECURITIES

     If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the applicable Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of

Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under an Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     In compliance with United States Federal tax laws and regulations, Bearer Debt Securities (including securities in permanent global form that are either Bearer Debt Securities or exchangeable for Bearer Debt Securities) will not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) (generally, the first 40 days after the closing date, and, with respect to unsold allotments, until sold) within the United States or to United States persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in Section 1.165-12(c)(1)(v) of the United States Treasury Regulations), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the United States Treasury Regulations thereunder, or to certain other persons described in Section 1.163-5(c)(2)(i)(D)(1)(iii)(B) of the United States Treasury Regulations. Moreover, such Bearer Debt Securities will not be delivered in connection with their sale during the restricted period within the United States. Any underwriters and dealers participating in the offering of Bearer Debt Securities must covenant that they will not offer or sell during the restricted period any Bearer Debt Securities within the United States or to United States persons (other than the persons described above) or deliver in connection with the sale of Bearer Debt Securities during the restricted period any Bearer Debt Securities within the United States and that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the Bearer Debt Securities are aware of the restrictions described above. No Bearer Debt Security (other than a temporary global Bearer Debt Security) will be delivered in connection with its original issuance nor will interest be paid on any Bearer Debt Security until receipt by the Company of the written certification described above under "-- Form, Exchange, Registration, Conversion and Transfer." Each Bearer Debt Security, other than a temporary global Bearer Debt Security, will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States Federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

CERTAIN COVENANTS OF THE COMPANY

     The applicable Prospectus Supplement with respect to a particular series of Debt Securities will set forth certain covenants of the Company with respect to such Debt Securities.

EVENTS OF DEFAULT

     The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series whether upon maturity, acceleration, sinking fund payment date, call for redemption or otherwise, when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days from the date due; (c) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the respective Indentures; (d) one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any Subsidiary in an uninsured or unindemnified aggregate amount in excess of a specified amount and such judgments or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days; (e) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary; and (f) any other Event of Default provided with respect to Debt Securities of that series.

     If an Event of Default with respect to Debt Securities of any series (other than an Event of Default described in clause (e) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the respective Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series shall occur, the principal amount of all the Debt Securities will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. For information as to waiver or defaults, see "Modification and Waiver" below.

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, with respect to the Debt Securities of that series.

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default (as defined) and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

     The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the respective Indentures and as to any default in such performance.

SUPPLEMENTAL INDENTURE; WAIVER

     The Indenture provides that Supplemental Indentures may be entered into by the Company and the Trustee without the consent of any Holders of Debt Securities in certain limited circumstances, including (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to provide for the assumption of the obligations of the Company under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole and certain other events specified in the "Merger, Consolidation and Sale of Substantially All Assets" covenant, (iii) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities, (iv) to comply with any requirement of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, (v) to make any change in the Debt Securities of any or all series that does not adversely affect the rights of any Holder of Debt Securities of the affected series in any material respect, (vi) to add Subsidiary guarantors pursuant to the procedures set forth in the Indenture, and (vii) certain other modifications and amendments as set forth in the Indenture.

     The Indenture contains provisions permitting the Company and the Trustee, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities, of any series then outstanding, or execute supplemental indentures or amendments adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Debt Securities of such series, except that no such supplemental indenture, amendment or waiver may, without the consent of all the Holders of Debt Securities of such series then outstanding, among other things,
(i) reduce the principal amount of Debt Securities of such series whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or change the time for payment of interest on any Debt Securities, (iii) change the currency in which any amount due in respect of the Debt Securities is payable, (iv) reduce the principal of or any premium on or change the Stated Maturity of any Debt Securities or alter the redemption or repurchase provisions with respect thereto, (v) reduce the relative ranking of any Debt Securities, (vi) release any security that may have been granted in respect of the Debt Securities, (vii) impair the right of any Holder to institute suit for enforcement of any payment on or with respect to such Holder's Debt Securities and (viii) make certain other significant amendments or modifications as specified in the Indenture.

     The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the applicable Indenture. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

MERGER, CONSOLIDATION AND SALE OF SUBSTANTIALLY ALL ASSETS

     The Indenture provides that (i) the Company will not merge or consolidate with or into any other Person (whether or not the Company is the surviving entity), and (ii) the Company will not and will not permit its Subsidiaries to, directly or indirectly, sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the Property of the Company and its Subsidiaries taken as a whole in any one transaction or a series of transactions (including, without limitation, dispositions pursuant to mergers and consolidations) in each case unless: (A) the Surviving Entity shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia; (B) if the Company is not the Surviving Entity, the Surviving Entity (as defined) expressly assumes, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by the Surviving Entity, the due and punctual payment of the principal of, premium, if any, and interest on all the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company (and in the case of clause (ii) above, the Company and the Surviving Entity shall both be considered as the issuer of the Debt Securities); (C) in the case of the sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Property of the Company and its Subsidiaries taken as a whole, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (D) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (E) the Company and, if the Company is not the Surviving Entity, the Surviving Entity, each shall have delivered to the Trustee Officers' Certificates and an Opinion of Counsel, each stating that such merger, consolidation or disposition and any such supplemental indentures comply with the above provisions and that all conditions precedent relating to such transaction or transactions have been complied with and (F) the Surviving Entity waives any right to redeem any Bearer Debt Security under circumstances in which the Surviving Entity would be entitled to redeem such Bearer Debt Security but the Company would not have been so entitled to redeem if the consolidation merger, conveyance, transfer or lease had not occurred. The term "Surviving Entity" shall mean the Person referred to in clauses (i) and (ii) above (1) formed by or surviving any such merger or consolidation involving the Company or (2) to which any such sale, transfer, assignment, lease, conveyance or other disposition is made.

DEFEASANCE AND COVENANT DEFEASANCE

     If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company, at its option, will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of such Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal, premium, if any, and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities at Stated Maturity or on earlier redemption in accordance with the terms of the applicable Indenture and the Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended unless such trust is qualified thereunder or exempt from regulation thereunder.

     If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company, at its option, may omit to comply with certain covenants, as set forth in the applicable Prospectus Supplement with respect to the Debt Securities of such series, and that the occurrence of certain Events of Default, as set forth in the applicable Prospectus Supplement with respect to the Debt Securities of such series, will be deemed not to be or result in an Event of Default. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal, premium, if any, and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities at Stated Maturity or on earlier redemption in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur; and that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended unless such trust is qualified thereunder or exempt from regulation thereunder. In the event the Company were to exercise this option and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

     Notwithstanding the description set forth under "Subordination of Senior Subordinated Securities and Subordinated Securities" above, in the event that the Company deposits money or U.S. Government Obligations in compliance with such Indenture in order to defease all or certain of its obligations with respect to any Senior Subordinated Securities or Subordinated Securities, the monies or U.S. Government Obligations so deposited will not be subject to the subordination provisions of such Indenture and the indebtedness evidenced by such Securities will not be subordinated in right of payment to the holders of Senior Indebtedness to the extent of the monies or U.S. Government Obligations so deposited.

NOTICES

     Except as otherwise provided in the Indenture, notices to holders of Bearer Debt Securities will be given by publication on two separate business days in an Authorized Newspaper in such city or cities as may be specified in such Securities. Notices to holders of Registered Debt Securities will be given by mail to the addresses of such holders as they appear in the Security Register.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Indentures contain certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign.

                         DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. Certain provisions applicable to the Company's Preferred Stock are set forth below in "Description of Common Stock."

     The summary of terms of the Company's preferred stock (including the Preferred Stock) contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and the certificate of designations relating to each series of the Preferred Stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

     The Company's Certificate of Incorporation authorizes the issuance of 15,000,000 shares of preferred stock, par value of $.001 per share. At the date of this Prospectus, no shares of preferred stock were issued and outstanding, and 300,000 shares of Series A Junior Preferred Stock were reserved for issuance in connection with the Company's shareholders' rights plan. See "Description of Common Stock -- Preferred Stock Purchase Rights." The Company's preferred stock may be issued from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, the Board of Directors of the Company is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series of preferred stock. As such, the Company's Board of Directors, without stockholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Common Stock" herein.

     The Preferred Stock issued by the Company shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (1) the designation and stated value per share of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) if applicable, any index or formula used to determine the amount of dividends payable; (6) any redemption or sinking fund provisions; (7) any conversion or exchange rights; and (8) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

GENERAL

     The Preferred Stock offered hereby will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. The applicable Prospectus Supplement will contain a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock offered by such Prospectus Supplement.

RANK

     The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, rank prior to the Company's Common Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Company. The Preferred Stock shall be junior to all outstanding debt of the Company. The Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Company's Certificate of Incorporation.

DIVIDENDS

     Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends, payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Company on such record dates, not more than 60 calendar days preceding the payment dates therefor, as determined by the Board of Directors (each of such dates, a "Record Date").

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement. If dividends on a series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future Dividend Payment Dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     Unless otherwise specified in the applicable Prospectus Supplement, no full dividends shall be declared or paid or set apart for payment on preferred stock of the Company of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Stock offered by the Prospectus Supplement attached hereto for any period unless full dividends for the immediately preceding dividend period on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Stock and any other preferred stock of the Company ranking on a parity as to dividends with the Preferred Stock, dividends upon shares of such Preferred Stock and dividends on such other preferred stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the shares of such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other preferred stock, bear to each other. Unless full dividends on the series of Preferred Stock offered by the Prospectus Supplement attached hereto have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on the Junior Stock, (b) the Company may not repurchase, redeem or otherwise acquire any shares of its Junior Stock (except by conversion into or exchange for Junior Stock) and (c) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of Preferred Stock or Parity Stock otherwise than pursuant to certain pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of such Preferred Stock and Parity Stock (except by conversion into or exchange for Junior Stock).

CONVERTIBILITY

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock of the Company or another series of Preferred Stock or other securities of the Company will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock."

REDEMPTION

     The terms, if any, on which shares of Preferred Stock of any series may be redeemed will be set forth in the related Prospectus Supplement.

LIQUIDATION

     Unless otherwise specified in the applicable Prospectus Supplement, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of a series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Junior Stock on liquidation, dissolution or winding up of the Company, to receive an amount per share as set forth in the related Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative). If the amounts available for distribution with respect to the Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled. Unless otherwise specified in the applicable Prospectus Supplement, after payment of the full amount of the liquidation preference, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

VOTING

     The voting rights of any series of Preferred Stock will be as provided in the applicable Prospectus Supplement and as required by applicable law.

NO OTHER RIGHTS

     The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related Prospectus

Supplement, the Certificate of Incorporation and in the certificate of designations or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent for each series of Preferred Stock will be designated in the related Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

     The following is a description of certain general terms and provisions of the Common Stock. The summary of terms of the Company's Common Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, Bylaws and Rights Agreement, dated as of February 28, 1996, between the Company and Harris Trust Company of California (the "Rights Agreement"), each of which has been incorporated by reference herein.

     The Company's Certificate of Incorporation authorizes the issuance of 30,000,000 shares of Common Stock. No class of capital stock of HSR entitles the holder thereof to any preemptive rights to purchase or subscribe for shares of any class or any other securities.

     All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The Common Stock does not have cumulative voting rights. Each share of Common Stock is entitled to participate equally in dividends, as and when declared by the Company's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of the Company's preferred stock. The shares of Common Stock have no preemptive or conversion rights, redemption rights or sinking fund provisions.

     The outstanding shares of Common Stock are listed on The New York Stock Exchange and trade under the symbol "HSE." Harris Savings and Trust is the transfer agent, registrar and dividend disbursing agent for the Common Stock.

PREFERRED STOCK PURCHASE RIGHTS

     On February 28, 1996, the Company's Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock. The description and terms of the Rights are set forth in the Rights Agreement. The distribution was made as of March 14, 1996, to stockholders of record on that date. Each Right entitles the registered holder of Common Stock to purchase from the Company one one-hundredth ( 1/100) of a share of preferred stock, designated as Series A Junior Preferred Stock, at a price of $60.00 per one one-hundredth ( 1/100) of a share. The Rights will expire at the close of business on March 14, 2006, unless earlier redeemed by the Company as described in the Rights Agreement.

     Initially, the Rights will not be exercisable or represented by a separate certificate but will trade together with the Common Stock. The Rights, unless redeemed prior thereto, become exercisable only upon the close of business on the day which is the earlier of (a) the tenth day after a public announcement that a person or group of affiliated or associated persons, with certain exceptions as noted in the Rights Agreement, has acquired beneficial ownership of 15% or more of the Company's voting stock (an "Acquiring Person") or (b) the tenth business day (or such later date as may be determined by the Company's Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the commencement or announcement of an intention to commence a tender or exchange offer, the consummation of which would result in the ownership of 30% or more of the Company's voting stock (even if no stock is actually purchased pursuant to such offer). An Acquiring Person does not include, among others, Natural Gas Partners, L.P. unless it is the beneficial owner of 22.193% or more of the voting stock of the Company. All issuances of Common Stock after the date of the Rights Agreement will include Rights.

     For as long as the Rights are redeemable pursuant to the terms of the Rights Agreement, the Company may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Company may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such. Amendments to the Rights Agreement from and after the time that any Person (as defined in the Rights Agreement) becomes an Acquiring Person requires the approval of a majority of the Continuing Directors (as defined in the Rights Agreement).

                            DESCRIPTION OF WARRANTS

     The following is a description of certain general terms and provisions of the Warrants. The particular terms of any series of Warrants will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

GENERAL

     The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), as well as Warrants to purchase other types of securities, including equity securities. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the following terms of the Debt Warrants in respect of which this Prospectus is being delivered: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants;
(3) the price or prices at which such Debt Warrants will be issued; (4) the currency or currencies, including composite currencies, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (6) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the Debt Securities purchasable upon exercise of such Debt Warrants will be payable; (8) if applicable, the date on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (9) the price at which and currency or currencies, including composite currencies, in which the Debt Securities purchasable upon exercise of such Debt Warrants may be purchased; (10) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (11) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time; (12) if applicable, any index or formula used to determine the amount of payments of principal of and any premium and interest on Debt Securities purchasable upon exercise of such Debt Warrants; (13) information with respect to book-entry procedures, if any; (14) if applicable, a discussion of certain United States Federal income tax considerations; and (15) any other terms of such Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

OTHER WARRANTS

     The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the designation and number of Securities (which may include Preferred Stock or Common Stock) and/or amount of cash consideration for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (5) if applicable, the designation and terms of the Preferred Stock with which such Warrants are issued and the number of such Warrants issued with each share of Preferred Stock or Common Stock; (6) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (7) if applicable, any index or formula used to determine the price or prices at which such other securities and/or cash consideration will be issued; (8) if applicable, a discussion of certain United States Federal income tax considerations; and (9) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

     The Company may offer Securities to or through underwriters, through agents or dealers or directly to other purchasers.

     The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of the Securities may be deemed to be underwriters within the meaning of the Securities Act.

     Pursuant to agreements which may be entered into between the Company and any underwriters or agents named in the Prospectus Supplement, such underwriters or agents may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company may issue Securities to or through underwriters, agents or dealers in connection with the conversion or redemption of its outstanding securities.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as agents for the Company to solicit offers by certain institutional investors to purchase Debt Securities or Preferred Stock from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but shall in all cases be subject to the approval of the Company. The obligations of the purchaser under any such contract will not be subject to any conditions except
(i) the investment in the Debt Securities or Preferred Stock by the institution shall not at the time of delivery be prohibited by the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if a portion of the Debt Securities or Preferred Stock is being sold to underwriters, the Company shall have sold to such underwriters the Debt Securities or Preferred Stock not sold for delayed delivery. Underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

     All Debt Securities, Preferred Stock and Warrants offered will be a new issue of securities with no established trading market. Any underwriters to whom such Debt Securities, Preferred Stock and Warrants are sold by the Company for public offering and sale may make a market in such Debt Securities, Preferred Stock and Warrants, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Debt Securities, Preferred Stock or Warrants.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

     The specific terms and manner of sale of the Securities in respect of which this Prospectus is being delivered are set forth or summarized in the Prospectus Supplement.

                             VALIDITY OF SECURITIES

     The validity of the Securities offered will be passed upon for the Company by Davis, Graham & Stubbs LLP Denver, Colorado.

                                    EXPERTS

     The Consolidated Financial Statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 24, 1997, with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     Estimates of historical oil and natural gas reserves of the Company as of December 31, 1994 and 1995, incorporated by reference herein are based upon engineering studies prepared by the Company and reviewed by the independent petroleum engineering firms of Williamson Petroleum Consultants, Inc. and Netherland, Sewell & Associates, Inc. Estimates of historical oil and natural gas reserves of the Company as of December 31, 1996 incorporated by reference herein are based upon engineering studies prepared by the Company. In the aggregate, 78.4% of the Company's total reserves as of December 31, 1996 were reviewed by the two engineering firms. Such estimates are incorporated by reference herein in reliance upon the authority of such firms as experts in such matters.

                                  $85,000,000

                               HS RESOURCES, INC.

               9 1/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2006

                          ---------------------------

                             PROSPECTUS SUPPLEMENT
                                December 4, 1998

                          ---------------------------

                          Joint Book-Running Managers
                             CHASE SECURITIES INC.
                                LEHMAN BROTHERS

                           MORGAN STANLEY DEAN WITTER